EXHIBIT 10.56

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

NUVELO, INC.

AND

BAYER HEALTHCARE AG

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is made as of January 4, 2006 (the “Effective Date”) by and between NUVELO, INC., a Delaware corporation having its principal place of business at 201 Industrial Road, Suite 310, San Carlos, Ca 94070-6211 (“Nuvelo”) and BAYER HEALTHCARE AG, a corporation organized and existing under the laws of Germany and having its principal office at 51368 Leverkusen, Germany (“Bayer”). Nuvelo and Bayer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS Nuvelo is the exclusive licensee of worldwide rights to a polypeptide known as Alfimeprase (as defined in Exhibit A);

WHEREAS, Bayer has significant experience in the development, marketing, promotion and sale of pharmaceutical products and can make significant contributions to the successful global development and commercialization of Licensed Product (as defined in Exhibit A);

WHEREAS, Nuvelo and Bayer wish to collaborate in the global development and commercialization of Licensed Product, on the terms and conditions in this Agreement;

NOW THEREFORE, for and in consideration of the foregoing premises and the covenants, representations and agreements set forth below, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings provided in Exhibit A.

ARTICLE 2

GRANT OF LICENSES AND OTHER RIGHTS

2.1 Nuvelo Technology Licenses. Subject to the terms and conditions of this Agreement, Nuvelo hereby grants to Bayer, and Bayer hereby accepts, an exclusive, fee-bearing license under Nuvelo Technology to develop, use, sell, offer to sell, have sold, import, export, transfer physical possession of and transfer title or interest in and to Licensed Product in the Bayer Territory. Bayer will have the right to grant sublicenses under the foregoing license only as set forth in Section 2.4.

2.2 Trademark License. Subject to the terms and conditions of this Agreement, including without limitation Article 6, Nuvelo hereby grants to Bayer an exclusive, royalty-free license under Nuvelo’s entire right, title and interest in and to the Product Trademarks, to use and display the Product Trademarks in connection with the Commercialization of Licensed Product in the Bayer Territory. Bayer will have the right to grant sublicenses under the foregoing license only as set forth in Section 2.4.

2.3 Bayer Technology License. Subject to the terms and conditions of this Agreement, Bayer hereby grants to Nuvelo, and Nuvelo hereby accepts, an exclusive, fully paid- up, royalty-free, sublicensable license in the United States under Bayer Technology to make, have made, use, sell, offer to sell, have sold, import, export, transfer physical possession of and transfer title or interest in and to Licensed Product in the United States.

2.4 Sublicensing.

(a) Subject to this Section 2.4, Bayer will have the right to sublicense any of its rights under Section 2.1 or 2.2, provided that Bayer may grant a sublicense only to Sublicensees who are distributors doing business in one or more Sublicense Countries. Any such sublicense will require the Sublicensee to comply with the obligations of Bayer as contained herein (specifically including, without limitation, obligations under Articles 8 and 10 and Section 17.15), and include an obligation of the Sublicensee to account for and report its sales of Licensed Product to Bayer on the same basis as if such sales were Net Sales by Bayer. Any sublicense will provide for the termination of the sublicense or the conversion to a license directly between the Sublicensee and Nuvelo, at the option of Nuvelo, upon termination of this Agreement pursuant to Article 15. Bayer will forward to Nuvelo a copy of each fully executed sublicense agreement within sixty (60) days of the execution of the agreement.

(b) Bayer will remain responsible for the full and complete performance of all of Bayer’s obligations and duties under this Agreement, whether the obligations and duties are performed by Bayer or by any Sublicensee. For the avoidance of doubt, Bayer will forward to Nuvelo and Bayer acknowledges that Nuvelo will be entitled to receive, Royalties on Net Sales of Licensed Product(s) sold by Sublicensees hereunder and that Bayer will be responsible to Nuvelo for paying Royalties due on Net Sales of Licensed Product sold by Sublicensees.

2.5 Right of First Refusal. If Nuvelo, in its sole discretion, decides to offer to a Third Party an exclusive or co-exclusive license to Commercialize Licensed Product in the United States, it shall offer such a license to Bayer (or, at Bayer’s option, Bayer’s Affiliate) on terms no less favorable to Bayer than those offered to that Third Party, provided that Bayer’s (or its Affiliate’s, as applicable) commercial infrastructure in the United States, including without limitation its United States market coverage, the size and capabilities of its United States Field Force, and its reimbursement expertise are, in Nuvelo’s sole discretion, at least equal to those of the Third Party. If Bayer (or its Affiliate, as applicable) fails to accept such terms within fifteen (15) business days of Nuvelo’s offer, Nuvelo shall be free to offer such a license to the Third Party for a period of nine (9) months thereafter, provided that the terms offered to the Third Party are not, in the reasonable judgment of Nuvelo, less attractive to Nuvelo, taken as a whole, than the terms previously offered to Bayer. The provisions of this Section 2.5 do not apply to any merger, acquisition or other business combination to which Nuvelo may be a party, whether or not such a transaction involves an assignment of Nuvelo’s rights under this Agreement as contemplated by Section 17.5

2.6 Assignment to Bayer. Promptly after the Effective Date, Nuvelo will transfer to Bayer all of Nuvelo’s right, title and interest in all Regulatory Filings, Drug Approval Applications and Regulatory Approvals owned or controlled in each case by Nuvelo in the Bayer Territory, and will deliver to Bayer all correspondence between Nuvelo and Regulatory Authorities relating to all Regulatory Filings, Drug Approval Applications and Regulatory Approvals in the Bayer Territory that are Controlled by Nuvelo.

2.7 Retained Rights. With respect to the licenses granted under this Article 2, Nuvelo reserves for itself and its Affiliates the exclusive (subject to Article 7) right to make and have made Licensed Product under Nuvelo Technology and Nuvelo Materials and Manufacturing Information in the Bayer Territory for the purpose of supplying (i) the requirements for Licensed Product of Nuvelo and any Nuvelo licensee for use in the Nuvelo Territory and (ii) Bayer’s requirements for Licensed Product pursuant to this Agreement. In addition, Nuvelo retains a non-exclusive, sublicensable (with Bayer approval, which shall not be unreasonably withheld) right to distribute and use Licensed Product in the Bayer Territory exclusively for non-commercial research and Development purposes, provided that no Bayer approval will be required under this Section 2.7 with regard to Nuvelo activities in the Bayer Territory conducted under a Global Development Program. For the avoidance of doubt, Nuvelo retains all rights in Nuvelo Technology and the Nuvelo Materials and Nuvelo Manufacturing Information not expressly licensed hereunder, including the right to make, have made, use, sell, lease, offer to sell or lease, have sold, import, export or otherwise exploit, transfer physical possession of and transfer title or interest in and to products, other than Licensed Product, for any purpose in the Bayer Territory.

2.8 Annual Reports. On each anniversary of this Agreement, each Party will provide the other Party with a detailed written report setting forth all Development, regulatory, and Commercialization activities (pursuant to Articles 4, 5, and 6) for Licensed Product that have been conducted by such reporting Party during the past year. At the other Party’s request, the reporting Party will promptly discuss with the other Party such annual report and any progress made by the reporting Party regarding its Development, regulatory and Commercialization activities.

ARTICLE 3

MANAGEMENT OF ACTIVITIES

3.1 Generally. Subject to the other provisions of this Agreement, the Parties agree that the principal objectives of the Parties hereunder are to jointly continue Nuvelo’s in-progress worldwide Development and Commercialization of Licensed Product, including, without limitation, by sponsoring various clinical studies in the United States and worldwide in support of obtaining global Regulatory Approval of Licensed Product. The Parties agree that they shall establish a formal framework within which they will discuss strategies for the worldwide Development and Commercialization during the Term.

3.2 Joint Steering Committee. The formal framework referred to in Section 3.1 shall be headed by a Joint Steering Committee (the “JSC”), with such subcommittees as the JSC may establish from time to time as it deems appropriate, including, without limitation, standing subcommittees for Development and Commercialization as more fully described in Article 4 and Article 6. The Parties will establish the JSC within ten (10) days of the Effective Date.

3.3 Membership of JSC. The JSC will be comprised of at least three (3) members representing each Party, all of whom shall have appropriate expertise and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. Either Party, in its sole discretion, may substitute members of the JSC from time to time upon written notice to the other Party, provided, however that, without limiting the generality of the foregoing, a key objective with respect to membership in the JSC shall be preserving continuity. The JSC shall be chaired at each meeting by a representative of the Party hosting that meeting, as described in Section 3.5. One representative of each of Bayer and Nuvelo from the JDC and from the JCC shall take part in all meetings of the JSC.

3.4 Responsibilities of JSC. The JSC shall have responsibility for overseeing and coordinating the global Development and Commercialization of Licensed Product, including the following specific responsibilities:

(a) establishing a global strategy for the Development and Commercialization of Licensed Product, and overseeing the implementation of such strategy worldwide;

(b) reviewing and approving, or as appropriate amending, all plans, programs, proposals and budgets developed by the JDC and JCC, including, without limitation, Global Development Programs and the annual budget for Development Expenses associated with Global Development Programs;

(c) evaluating the broad range of indications for which Development of Licensed Product might be appropriate;

(d) determining whether the Parties should reprioritize their Development activities based on the JSC’s ongoing evaluation of all such potential indications and adjusting any associated Milestone Events and Milestone Payments due hereunder accordingly; and

(e) performing such other functions as are set forth herein or as the Parties may mutually agree in writing.

3.5 Administrative Matters.

(a) The JSC will establish its own procedural rules for its operation, consistent with the terms of this Article 3. The chairperson of the JSC will be responsible for calling regular meetings of the JSC and for leading the meetings. The chairperson of each JSC meeting will alternate between the Parties. Regular meetings of the JSC will be held at least once per calendar quarter either by phone, videoconference or in person. The JSC also shall meet as necessary, either by phone or in person, to timely address all matters it is called upon to resolve by the JDC or the JCC. A JSC member of the Party hosting the JSC meeting will serve as secretary of that meeting. Within ten (10) business days following each meeting, the secretary of the meeting will prepare and distribute to all members of the JSC the written minutes of the meeting. The minutes will provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the JSC. The minutes of each

JSC meeting will be approved or disapproved by each member within ten (10) business days of receipt, and revised as necessary, at the next meeting. Final minutes of each meeting will be distributed to the members of the JSC by the chairperson prior to commencement of the next meeting. Each Party shall bear its own costs associated with its participation on the JSC, including all travel and living expenses.

(b) If a Party’s representative is unable to attend a meeting, that Party may designate an alternate representative with decision making authority for that Party to attend the meeting. Any decision made by that attendee will be considered to be a decision made by the absent representative. In addition, each Party may, at its discretion (and with the consent of the other Party), invite additional employees, consultants or scientific advisors to attend any JSC meetings, provided that any individual so invited will not have any voting power at such JSC meetings. A quorum for each JSC meeting will consist of at least two (2) members from each Party.

3.6 Decision Making. The JSC will operate by consensus. The representatives from each Party will have collectively one vote on behalf of that Party. If the members of the JSC cannot reach consensus on any matter that comes before the JSC, then:

(a) Bayer shall have the deciding vote on the JSC with respect to any matter that relates entirely or substantially to (i) a Country Specific Trial required to support Regulatory Approval solely in one country in the Bayer Territory; (ii) Unilateral Activities (as defined in Section 4.8) pursued by Bayer; and (iii) Commercialization of Licensed Product in the Bayer Territory (except with respect to any issue pertaining to a Global Brand); and

(b) Nuvelo shall have the deciding vote on the JSC with respect to any matter that relates entirely or substantially to (i) a Country Specific Trial required to support Regulatory Approval solely in the United States; (ii) Unilateral Activities (as defined in Section 4.8) pursued by Nuvelo; (iii) Commercialization of Licensed Product in the Nuvelo Territory; (iv) Global Development Programs; and (v) if the Parties decide to use a Global Brand for a particular indication as provided in Section 6.2(a), Global Brand issues.

For the avoidance of doubt, control of decision-making authority for any matter as provided above will not relieve the Party with control from any of its representations, warranties and/or covenants in this Agreement, nor will it enable that Party to unilaterally modify or amend the terms of this Agreement.

3.7 Dispute Resolution. Notwithstanding the foregoing, if either Party reasonably believes that the final decision of the Party authorized to cast the deciding vote above would prevent or significantly impinge on the other Party’s ability to undertake the Development or Commercialization of a Licensed Product in such other Party’s portion of the Territory, then the other Party shall have the right to refer such decision to the Chief Executive Officer of Nuvelo and the Head of the Pharmaceutical Division of Bayer, and such dispute shall be resolved in accordance with Section 16.1. Until such dispute is resolved, the Parties shall refrain from taking action on the decision; provided that this Section shall not apply to any decision relating to a Clinical Trial required by a Regulatory Authority in a Party’s portion of the Territory, and the affected Party shall be entitled to conduct such Clinical Trial as so required.

ARTICLE 4

DEVELOPMENT

4.1 Diligence; Compliance.

(a) Following the Effective Date, each Party will use Commercially Reasonable Efforts to undertake Development of Licensed Product in all indications agreed to by the Parties in each Party’s portion of the Territory in the manner contemplated in this Agreement. Without limiting the foregoing, Bayer will endeavor to file a Drug Approval Application with respect to obtaining Regulatory Approval of a first indication for Licensed Product in Europe and Canada within [    *    ] after the date that Nuvelo files a Drug Approval Application in the United States for that same indication and both Parties will thereafter use Commercially Reasonable Efforts to obtain Regulatory Approval for the Licensed Product in such countries.

(b) To the extent applicable, Bayer agrees to maintain all regulatory and governmental permits, licenses and approvals and to comply with all Bayer Territory Drug Laws that are applicable to its activities in each country in the Bayer Territory and the particular stage of Development of Licensed Product in such country in the Bayer Territory. In addition, to the extent applicable, Bayer will comply with good laboratory practices (“GLP”), good clinical practices (“GCP”) and good manufacturing practices (“GMP”) as these standards are defined in accordance with the applicable guidance and regulations including the International Conference of Harmonization (ICH). To the extent applicable, Nuvelo agrees to maintain all regulatory and governmental permits, licenses and approvals and to comply with all US Drug Laws that are applicable to its activities in the Nuvelo Territory and the particular stage of Development of Licensed Product in the Nuvelo Territory. In addition, to the extent applicable, Nuvelo will comply with GLP, GCP and GMP as these standards are defined in accordance with the applicable FDA rules and regulations.

4.2 Joint Development Committee. Within ten (10) days after the Effective Date, the Parties will establish a Joint Development Committee (the “JDC”) comprised of at least three (3) members representing each Party, all of whom shall have appropriate expertise and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC. The JDC will follow the organizational and meeting procedures set forth in Section 4.4.

4.3 JDC Responsibilities. The JDC will be responsible for developing a plan for the overall worldwide strategy for the Development of Licensed Product including, without limitation the following:

(a) reviewing and recommending to the JSC Global Development Programs and Country Specific Trials for each country, including any changes to Global Development Programs as the JDC considers appropriate in response to Regulatory Authority requirements imposed or directed following preparation of an annual budget for a Global Development Program, and managing and allocating clinical drug supply of Licensed Product to facilitate Global Development Programs, Country Specific Trials and Phase 4 Clinical Trials for post-launch marketing support, or other purposes;

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) reviewing and recommending to the JSC a detailed annual budget and a three-year projection for Development Expenses associated with Global Development Programs beginning with the 2007 calendar year, the Parties having approved the budget for Global Development Programs in 2006 prior to the Effective Date, a summary of which is attached hereto as Exhibit E;

(c) establishing and recommending to the JSC forecasts for non-clinical and clinical supply of Licensed Product;

(d) together with the JCC, recommending to the JSC Phase 4 Clinical Trials and target product profiles for Licensed Product, including acute peripheral arterial occlusion, catheter occlusion, stroke, deep vein thrombosis, and other indications for Licensed Product as they are identified as potential indications for which the Parties intend to Develop Licensed Product;

(e) facilitating the exchange of all data, Information, Materials or results relating to Licensed Product; and

(f) performing such other functions as appropriate to further Development of Licensed Product in the Territory.

4.4 Decision Making; Administrative Matters.

(a) Decision Making. The JDC will operate by consensus. The representatives from each Party will have collectively one vote on behalf of that Party. If the members of the JDC cannot reach consensus on a matter, the matter will be referred to the JSC for resolution as provided in Section 3.6, and a special meeting of the JSC may be called for such purpose.

(b) Administrative Matters. The JDC will establish its own procedural rules for its operation, consistent with the terms of this Article 4. The chairperson for each meeting of the JDC will be a representative of the Party hosting that meeting. The chairperson will be responsible for calling regular meetings of the JDC and for leading the meetings. The regular meetings will be held at least once per calendar quarter either by phone, videoconference or in person. The chairperson of each JDC meeting will alternate between the parties. A JDC member of the Party hosting the JDC meeting will serve as secretary of that meeting. Within ten (10) business days following each meeting, the secretary of the meeting will prepare and distribute to all members of the JDC the written minutes of the meeting. The minutes will provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the JDC. The minutes of each JDC meeting will be approved or disapproved by each member within ten (10) business days of receipt, and revised as necessary, at the next meeting. Final minutes of each meeting will be distributed to the members of the JDC by the chairperson prior to commencement of the next meeting. Each Party shall bear its own costs associated with its participation on the JDC, including all travel and living expenses.

(c) Attendance at JDC Meetings. If a Party’s representative is unable to attend a meeting, that Party may designate an alternate representative with decision making authority for that Party to attend, the meeting. Any decision made by that attendee will be considered to be a decision made by the absent representative. In addition, each Party may, at its discretion (and with the consent of the other Party), invite additional employees, consultants or scientific advisors to attend any JDC meetings, provided that any individual so invited will not have any voting power at such JDC meetings. A quorum for each JDC meeting will consist of at least two (2) members from each Party.

4.5 Information and Data. Each Party will disclose to the other Party all material scientific, medical or technical information relating to Licensed Product that it discovers in the course of its Development activities in its portion of the Territory, promptly after it is learned or its materiality is appreciated. Nuvelo will own and maintain a Clinical Trial database containing data from all Global Development Programs and all Country Specific Trials in the Territory. In addition, Bayer will maintain a database that contains all Clinical Trial data accumulated by Bayer from Global Development Programs and Country Specific Trials conducted or sponsored by Bayer. Each Party will be entitled to have access, during regular business hours and upon reasonable advance notice, to the other Party’s database. Each Party will own the complete interest in all data and Information generated by such Party in its Clinical Trials of Licensed Product, however the other Party will have the right to use all such data and Information for any purpose necessary for the other Party to Develop and Commercialize Licensed Product in such other Party’s Territory.

4.6 Quality Assurance Audit. Nuvelo will have the right to conduct reasonable quality assurance audits with respect to all facilities, operations and laboratories (and any records related thereto) operated by Bayer or its Third Party subcontractors, where Development activities are conducted, as is reasonably necessary solely for the purpose of verifying Bayer’s conformance with applicable GMP, GLP, GCP and other regulatory requirements in each country in the Bayer Territory. All audits initiated by Nuvelo will be conducted at Nuvelo’s sole expense, upon reasonable prior notice to Bayer, and during regular business hours. Bayer will have the right to conduct reasonable quality assurance audits with respect to all facilities, operations and laboratories (and any records related thereto) operated by Nuvelo or its Third Party contractors where Development or manufacturing activities for Licensed Product are conducted, including the right to audit activities that formed the basis of CMC documentation, only to the extent reasonably necessary for Bayer to carry out its Development and Commercialization obligations hereunder and as is reasonably necessary solely for the purpose of verifying Nuvelo’s conformance with applicable GMP, GLP, GCP and other regulatory requirements in the Nuvelo Territory. All audits initiated by Bayer will be conducted at Bayer’s sole expense, upon reasonable prior notice to Nuvelo, and during regular business hours.

4.7 Funding.

(a) All Development Expenses incurred in conducting the Global Development Programs will be funded jointly by the Parties, with Bayer responsible for forty percent (40%) of all such Development Expenses, and Nuvelo responsible for sixty percent (60%) of all such Development Expenses, subject to the provisions of this Section 4.7. Reimbursable Development Expenses for the Global Development Programs will include all amounts actually incurred up to the amounts budgeted and approved pursuant to Sections 3.4 and 4.3(b), and any additional Development Expenses incurred in conducting the Global Development Program up to [    *    ] percent ([    *    ]%) in excess of the total amounts so budgeted. Development Expenses incurred in conducting Global Development Programs in excess of [    *    ]% of the amounts so budgeted shall

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

also be reimbursed if both Parties approve the excess Development Expenses (either before or after they are incurred). Within thirty (30) days after the end of each calendar quarter, the Parties will send to each other written statements showing Development Expenses incurred by it during that calendar quarter in connection with Global Development Programs. Within fifty (50) days after the end of each calendar quarter, the Party that has incurred less than its pro rata share of Development Expenses for Global Development Programs during that calendar quarter shall reimburse the other Party, so that following any such Development Expense reimbursement Nuvelo will have incurred sixty percent (60%) of such Development Expenses and Bayer will have incurred forty percent (40%) of such Development Expenses during that calendar quarter.

(b) Nuvelo will not be obligated to expend more than [     *    ] Dollars ($[    *    ]) as its share of Development Expenses for Global Development Programs for Licensed Product in any calendar year during the term of this Agreement (the “Nuvelo Development Cap”). If the JSC approves an annual budget for such Global Development Programs, [    *    ] percent ([    *    ]%) of which would exceed the Nuvelo Development Cap, or if during the course of any calendar year Nuvelo incurs agreed-upon Development Expenses that exceed the Nuvelo Development Cap, upon Nuvelo’s written request, Bayer will have the right, but not the obligation to advance any such excess amounts. Bayer will have the right to recover any such advances by reducing royalties payable to Nuvelo under Section 8.3 by [    *    ] percent ([    *    ]%) on annual Net Sales of Licensed Products less than or equal to [    *    ] Dollars ($[    *    ]) and [    *    ] percent ([    *    ]%) on annual Net Sales of Licensed Products in excess of [    *    *    ] Dollars. In addition, all amounts owed to Bayer as a result of any advances made by Bayer under this Section 4.7(b) will become due and payable within [*] ([*]) business days following the earlier of (i) the tenth anniversary of the Effective Date; and (ii) any merger or acquisition of the equity or assets of Nuvelo pursuant to which a single Third Party acquires control of more than fifty percent (50%) of the voting securities of Nuvelo.

(c) Upon reasonable notice, during normal business hours, and no more than once per calendar year, each Party shall have the right to have independent, certified public accountants, which shall be reasonably acceptable to the audited Party, audit the records of the other Party with respect to Development Expenses incurred by the audited Party during the previous three (3) calendar years. The report of such accountant will be limited to a certificate verifying the correctness of such Development Expenses as previously reported by the audited Party, or identifying any discrepancy between actual and reported Development Expenses, along with an explanation of the basis for such a finding. The result of the audit and the audit report shall be subject to Article 12. The results of such audit may be disputed by the audited Party in accordance with Section 16.1. If an audit discloses a discrepancy between actual and reported Development Expenses, within sixty (60) days of the Parties’ receipt of the audit report or, if disputed, within sixty (60) days after resolution of such dispute, the Party who is obligated to reimburse the other Party for any Development Expenses resulting from the discrepancy will do so. The Party requesting the audit shall bear the full cost and expense of the performance of any such audit, unless such audit discloses an overstatement by a Party of its Development Expenses in the audited period by more than five percent (5%), in which case the audited Party will reimburse the auditing Party the full cost of the performance of such audit. Upon the expiration of three (3) years following the end of any calendar year, the calculation of Development Expenses for purposes of this Section 4.7 will be binding upon the Parties.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(d) Each Party will be solely responsible for all Development Expenses incurred in connection with Country Specific Trials required to support Regulatory Approval in a country in such Party’s portion of the Territory and for all Unilateral Activities pursued by such Party. If Bayer desires to use the efficacy data from a Country Specific Trial in the Nuvelo Territory to support an application for Regulatory Approval in a country in the Bayer Territory, Bayer shall bear forty percent (40%) and Nuvelo shall bear sixty percent (60%) of the Development Expenses incurred in conducting such Country Specific Trial (and Bayer shall make reconciling payments as needed to reflect such split, plus [    *    ] percent ([    *    ]%) of Bayer’s share of such Development Expenses). If Nuvelo desires to use the efficacy data from a Country Specific Trial in the Bayer Territory to support an application for Regulatory Approval in United States, Bayer shall bear forty percent (40%) and Nuvelo shall bear sixty percent (60%) of the Development Expenses incurred in conducting such Country Specific Trial (and Nuvelo shall make reconciling payments as needed to reflect such split, plus [    *    ] percent ([    *    ]%) of Nuvelo’s share of such Development Expenses). Nothing in this Section 4.7(d) will require either Party to compensate the other Party if it submits to a Regulatory Authority in that Party’s portion of the Territory data from a Country Specific Trial conducted by the other Party solely because the Regulatory Authority or applicable statutes or regulations require it to do so.

4.8 Unilateral Activities.

(a) In the event the JSC cannot agree whether to pursue a Clinical Trial in support of an indication for a Licensed Product (other than an indication for Licensed Product agreed upon by the Parties as of the Effective Date), a Party shall have the right, on written notice to the other Party, to proceed unilaterally with such Clinical Trial solely to support Regulatory Approval or Commercialization of such Licensed Product in such Party’s portion of the Territory (such activities, the “Unilateral Activities”), and the non-pursuing Party shall be deemed to have opted-out (each, an ‘Opt-Out”), with respect to such Unilateral Activities, provided that, subject to Section 4.8(b), (i) the pursuing Party shall be solely responsible for all Development Expense incurred in connection with such Unilateral Activities, and (ii) the non-pursuing Party shall have no further financial obligation to support or otherwise fund any additional efforts in respect of such Unilateral Activities, and no obligation, responsibility, or authority regarding such additional efforts in respect of such Unilateral Activities; provided, however, that if the non-pursuing Party reasonably believes that the pursuing Party’s conduct of such Unilateral Activities would prevent or significantly impinge on such non-pursuing Party’s ability to undertake the Development or Commercialization of Licensed Product for agreed-upon indication(s) in such non-pursuing Party’s portion of the Territory, then the non-pursuing Party shall have the right to refer such decision to the Chief Executive Officer of Nuvelo and the Head of the Pharmaceutical Division of Bayer, and such dispute shall be resolved in accordance with Section 16.1. Until such dispute is resolved, the Parties shall refrain from taking action on the decision; provided that this Section shall not apply to any decision relating to a Clinical Trial required by a Regulatory Authority, and the affected Party shall be entitled to conduct such Clinical Trial as so required.

(b) The non-pursuing Party shall have the right to opt-in (“Opt-In”) with respect to any Unilateral Activities of which such Party Opted-Out at any time in accordance with this Section 4.8(b). Within twenty (20) days after receipt of a written request by the non-pursuing Party, the pursuing Party shall provide to the non-pursuing Party a written statement of

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development Expenses incurred by the pursuing Party in connection with such Unilateral Activities to date. Within thirty (30) days after receipt of such statement (subject to the non-pursuing Party’s audit rights in accordance with Section 4.7(c)), the non-pursuing Party shall have the right to Opt-In with respect to such Unilateral Activities by providing written notice thereof to the pursuing Party (an “Opt-In Notice”), which Opt-In Notice shall be accompanied by a payment equal to (i) [    *    ] percent ([    *    ]%) of the total amount of the non-pursuing Party’s share of such Development Expenses, as though such costs and expenses were Development Expenses shared in accordance with Section 4.7(a), and (ii) all interest on such amount accrued from the date that such costs would have been reimbursed had the non-pursuing Party not Opted-Out of such Unilateral Activities (calculated in accordance with Section 10.1(d)). From and after the pursuing Party’s receipt of such payment for the non-pursuing Party’s share of such Development Expenses, such Unilateral Activities shall cease to be Unilateral Activities and shall be deemed Global Development Programs Development Expenses, and the Parties shall share all such Development Expenses in accordance with Section 4.7(a).

ARTICLE 5

REGULATORY

5.1 Regulatory Filings and Regulatory Approvals. Bayer will prepare, file and own all right, title and interest in Regulatory Filings and Regulatory Approvals relating to Licensed Product in each country in the Bayer Territory. Nuvelo will prepare, file and own all right, title and interest in Regulatory Filings and Regulatory Approvals relating to Licensed Product in the Nuvelo Territory.

5.2 Country Specific Trials. Bayer will be the sponsor of record for each Country Specific Trial in the Bayer Territory and Nuvelo will be the sponsor of record for each Country Specific Trial in the Nuvelo Territory, and each such Party will have the right and obligation to monitor, review and direct all aspects of regulatory matters regarding Licensed Product for each such Country Specific Trial, including making all strategic and tactical decisions with respect thereto and establishing the methods and means by which it performs such services, including the management of permitted subcontractors. Bayer will have responsibility for all official correspondence, communications and Regulatory Filings with Regulatory Authorities regarding Country Specific Trials in the Bayer Territory and Nuvelo will have responsibility for all official correspondence, communications and Regulatory Filings with Regulatory Authorities regarding Country Specific Trials in the Nuvelo Territory. Each Party will promptly provide the other Party with copies of all Regulatory Filings, Regulatory Approvals and all official correspondence with Regulatory Authorities in the United States, Major Countries, Canada and Japan. Bayer will also promptly provide Nuvelo with copies of all Regulatory Filings, Regulatory Approvals and all official correspondence with Regulatory Authorities addressing matters of material importance to the Development or Commercialization of Licensed Product in every other country in the Bayer Territory. Bayer will not transfer title in or otherwise attempt in any manner to dispose of any Regulatory Filings or Regulatory Approvals or other governmental licenses, approvals or certificates for Licensed Product in the Bayer Territory, or otherwise impair Nuvelo’s rights in the Regulatory Filings or Regulatory Approvals, or other governmental licenses, approvals or certificates.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

5.3 Transfer of Regulatory Filings. Promptly after the Effective Date, Nuvelo will transfer to Bayer ownership of all Regulatory Filings and Regulatory Approvals in the Bayer Territory for Licensed Product that are Controlled by Nuvelo as of the Effective Date.

5.4 Drug Approval Applications in the Bayer Territory. Bayer will have full responsibility for filing all Drug Approval Applications and seeking Regulatory Approvals for Licensed Product in all countries in the Bayer Territory. Bayer will provide Nuvelo with a reasonable opportunity to review and comment on all such applications prior to submission.

5.5 Adverse Event Reporting; Customer Complaints. Consistent with the terms of the Pharmacovigilance Agreement (defined in Section 5.6):

(a) Bayer will maintain a record of all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to Licensed Product in the Bayer Territory. Bayer will notify Nuvelo of any safety-related complaint received by it and, within seven (7) days (but, in the event of serious adverse events, three (3) days) of the initial receipt, provide Nuvelo with a copy of such safety-related complaint(s) and adverse event reports.

(b) Bayer will be responsible for reporting to Regulatory Authorities in all countries in the Bayer Territory any adverse experience and safety issues for Licensed Product in compliance with Bayer Territory Drug Laws. Bayer will promptly provide Nuvelo with a copy of such report.

(c) Nuvelo will maintain a record of all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to Licensed Product in the United States. Nuvelo will notify Bayer of any safety-related complaint received by it and, within seven (7) days (but, in the event of serious adverse events, three (3) days) of the initial receipt, provide Bayer with a copy of such safety-related complaint(s) and adverse event reports.

(d) Nuvelo will be responsible for reporting to Regulatory Authorities in the United States any adverse experience and safety issues for Licensed Product in compliance with US Drug Laws. Nuvelo will promptly provide Bayer with a copy of such report.

5.6 Drug Safety Information. Notwithstanding anything to the contrary in this Agreement, the Parties shall execute a pharmacovigilance agreement (“Pharmacovigilance Agreement”) within ninety (90) days after the Effective Date. Unless otherwise agreed by the Parties, Nuvelo shall have the sole right to create and maintain a master drug safety database that shall cross-reference any Adverse Event (as such term shall be defined in the Pharmacovigilance Agreement) relating to Licensed Product occurring anywhere in the Territory. Nuvelo shall be the sole owner of this master drug safety database and Clinical Trial registry. Bayer shall submit to Nuvelo all data collected by it with respect to Adverse Events relating to Licensed Product in accordance with the timelines set forth in the Pharmacovigilance Agreement.

5.7 Regulatory Communications in the Bayer Territory.

(a) Bayer will have exclusive responsibility for all correspondence and for any official communication (except as Nuvelo may be required by applicable laws or regulations or a

Regulatory Authority to communicate) regarding Development of Licensed Product in the Bayer Territory with applicable Regulatory Authorities in the Bayer Territory. Nuvelo will have the right to be present (and to participate at the request of the Regulatory Authority) at all teleconference, videoconference, or face-to-face meetings scheduled with Regulatory Authorities in the Bayer Territory. To the extent practicable, Bayer will give Nuvelo at least ten (10) business days’ advance notice of any planned communication for Nuvelo’s planning purposes.

(b) Nuvelo, or its designated Third Party(ies) responsible for manufacturing Licensed Product, will cooperate with Bayer regarding communications with Regulatory Authorities in the Bayer Territory directed to the manufacture of Licensed Product by Nuvelo or its Third Party(ies) for supply to Bayer; provided however, that Nuvelo’s obligation to provide Bayer or Regulatory Authorities with Nuvelo Material and Manufacturing Information is limited to the extent the information is reasonably required for Bayer to carry out its Development responsibilities as those responsibilities relate to Regulatory Filings or Regulatory Approval, or is required by law, rule, regulation or a Regulatory Authority having jurisdiction in the Bayer Territory, to have access. Bayer will only be entitled to use the Nuvelo Material and Manufacturing Information to the extent required by such law, rule, regulation or Regulatory Authority or to the extent required to carry out its Development activities. For so long as Nuvelo or its Third Party(ies) is supplying Bayer with Licensed Product hereunder, Nuvelo will have the right to be present at all meetings and to participate in telephone calls with all Regulatory Authorities in the Bayer Territory having jurisdiction in the Bayer Territory wherein the chemistry, manufacturing and control section (“CMC”) contained in any Regulatory Filing is to be discussed.

(c) Bayer will have exclusive responsibility for all correspondence and for any official communications (except as Nuvelo may be required by applicable laws or regulations or a Regulatory Authority to communicate) with Regulatory Authorities in the Bayer Territory (e.g., annual reports, filing of Promotional Materials) consistent with Bayer Territory Drug Laws.

(d) Bayer will promptly notify Nuvelo of and provide Nuvelo with a copy of any correspondence or other reports or complaints submitted to or received from any Regulatory Authority, or other Third Party claiming that any Promotional Materials are inconsistent with the product labeling or are otherwise in violation of any Bayer Territory Drug Laws.

5.8 Regulatory Communications in the United States.

(a) Nuvelo will have exclusive responsibility for all correspondence and for any official communication (except as Bayer may be required by applicable laws or regulations or a Regulatory Authority to communicate) regarding Development of Licensed Product in the Nuvelo Territory with applicable Regulatory Authorities in the Nuvelo Territory. Bayer will have the right to be present (and to participate at the request of the Regulatory Authority) at all teleconference, videoconference, or face-to-face meetings scheduled with Regulatory Authorities in the Nuvelo Territory. To the extent practicable, Nuvelo will give Bayer at least ten (10) business days’ advance notice of any planned communication for Bayer’s planning purposes.

(b) Nuvelo will have exclusive responsibility for all correspondence and for any official communications (except as Bayer may be required by applicable laws or regulations or a Regulatory Authority to communicate) with Regulatory Authorities in the United States (e.g., annual reports, filing of Promotional Materials) consistent with US Drug Laws.

(c) Nuvelo will promptly notify Bayer of and provide Bayer with a copy of any correspondence or other reports or complaints submitted to or received from any Regulatory Authority in the United States, or other Third Party claiming that any Promotional Materials are inconsistent with the product labeling or are otherwise in violation of any US Drug Laws.

5.9 Applications for Regulatory Exclusivity. The Parties recognize the commercial value of exclusivity rights to Licensed Product granted or provided for under regulatory laws of the countries in the Bayer Territory. To the extent permitted by law, Bayer will have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Licensed Product in the Bayer Territory (including without limitation regulatory exclusivity rights based upon an orphan drug designation of Licensed Product) and to conduct and prosecute any proceedings or actions to enforce the regulatory exclusivity rights.

5.10 Recalls.

(a) The Parties will exchange their internal standard operating procedures, if any, as to Licensed Product Recalls (“SOPs”) reasonably promptly after the Effective Date and thereafter reasonably promptly after such SOPs are approved or modified. If either Party becomes aware of information about quantities of Licensed Product which may not conform to the specifications for the Licensed Product, or for which there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, or for which the Licensed Product itself is alleged or proven to be the subject of a Recall in any country in the Territory, it will promptly so notify the other Party. Either Party may take immediate action, with notice to the JDC, with respect to a Recall in such Party’s portion of the Territory when regulatory timeframes or public safety considerations so require. The JDC will meet (in person, by telephone or otherwise) to discuss other circumstances of a Recall in the Territory and to consider appropriate courses of action with respect such Recall, which courses of action will be consistent with the internal SOPs of Bayer or Nuvelo, as applicable. Each Party shall provide all pertinent records and such other assistance to the other Party as such other Party reasonably may request to assist in effecting any Recall. In addition, Each Party will maintain all records relating to the Recall for the period required by legal requirements, but for no less than three (3) years. Nuvelo shall bear the cost of recalls that are a result of any Licensed Product manufactured by Nuvelo that does not conform to the specifications in the Manufacturing Agreement (as defined in Section 7.1) at the time of delivery to Bayer.

(b) If Bayer elects not to conduct a Recall of Licensed Product in the Bayer Territory when, in the good faith opinion of Nuvelo, a Recall of the Licensed Product should be undertaken to address specific issues of Licensed Product safety due to manufacturing defect or Product design that have been identified by Nuvelo in writing to Bayer (“Safety Issues”), then Nuvelo shall have no obligation to defend or indemnify Bayer under Section 14.1 or 14.3 for any Product Liability Claims arising in connection with the Safety Issues, and Bayer will defend and indemnify Nuvelo under Section 14.2 for any such Product Liability Claims.

5.11 Manufacturing Documents. In order to help preserve the proprietary nature of Nuvelo’s manufacturing information (e.g., the CMC section contained in any Regulatory Filings), Nuvelo will have the right, to the extent permitted by Regulatory Authorities, to file a drug master file with a Regulatory Authority to make the information regarding such manufacturing information available directly to the Regulatory Authority; provided however, for all countries in the Bayer Territory, Bayer will have the right to access and reference the Regulatory Filing, including the CMC section and documentation, to the extent required by law, rule, regulation or a Regulatory Authority having jurisdiction in each country in the Bayer Territory. Bayer will only be entitled to use the manufacturing information to the extent reasonably required by local law, rule, regulation or Regulatory Authority and to carry out its Development responsibilities.

ARTICLE 6

COMMERCIALIZATION

6.1 Diligence. Throughout the term of this Agreement, Bayer will use Commercially Reasonable Efforts to Commercialize the Licensed Product throughout the Bayer Territory for all indications agreed upon by the JSC and Nuvelo will use Commercially Reasonable Efforts to Commercialize the Licensed Product throughout the United States for all indications agreed upon by the JSC for the benefit of both Bayer and Nuvelo. Without limiting the generality of the previous sentence, Bayer will endeavor to commence selling Licensed Product within[    *    ][    *    ] [    *    ] of obtaining Regulatory Approval in each country in the Bayer Territory in which it files a Drug Approval Application. In addition, in Commercializing Licensed Product in Major Countries, Japan and Canada, Bayer will apply Field Force resources comparable to or greater than those applied by Bayer in those countries for its own specialty pharmaceutical products on an indication-by-indication basis.

6.2 Joint Commercial Committee. Within ten (10) days of the Effective Date, the Parties will establish a Joint Commercial Committee (the “JCC”) comprised of at least three (3) members representing each Party, all of whom shall have appropriate expertise and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JCC. The JCC will follow the organizational and meeting procedures set forth in Section 6.4.

6.3 JCC Responsibilities. The JCC will be responsible for reviewing and developing a plan for the overall worldwide strategy for the Commercialization of Licensed Product, including, without limitation, the following functions:

(a) recommending to the JSC whether a single brand will be used for Commercialization of Licensed Product for one or more indications throughout the United States, Major Countries, Japan, and Canada (“Global Brand”). If the JCC agrees that a Global Brand(s) for the Licensed Product is desirable, the JCC will diligently outline and implement a process to define the architecture of the Global Brand(s). If there is agreement on that process and architecture, the JCC will proceed to develop the Global Brand. If the JCC does not agree on a Global Brand(s) or the associated process or architecture and such disagreement is not resolved in accordance with Section 3.6 or Section 3.7, each Party will use a separate brand for the Commercialization of Licensed Product;

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) reviewing and recommending to the JSC strategic launch plans for Commercialization of each indication of Licensed Product in the Territory and country specific plans for the United States, Major Countries, Japan and Canada, including size and composition of the Bayer Field Force in each of those countries (other than the United States) as well as marketing plans, advertising campaigns, and other efforts to launch the Licensed Product;

(c) if a Global Brand is pursued, then ensuring that country specific launch plans in the Territory are consistent with (a), above;

(d) reviewing and recommending to the JSC forecasts for commercial supply of Licensed Product in the Bayer Territory;

(e) recommending to the JSC a recommended annual minimum budget and three-year projection for Bayer’s Commercialization activities under this Article 6 for each year that this Agreement in force;

(f) to the extent permissible by law, recommending to the JSC suggested pricing bands;

(g) together with the JDC, recommending to the JSC Phase 4 Clinical Trials and target product profiles for Licensed Product, including acute peripheral arterial occlusion, catheter occlusion, stroke, deep vein thrombosis, and other indications for Licensed Product as they are identified as potential indications for which the Parties intend to Develop Licensed Product; and

(h) performing such other functions as appropriate to further Commercialization of Licensed Product in the Territory.

6.4 Decision Making; Administrative Matters.

(a) The JCC will operate by consensus. The representatives from each Party will have collectively one vote on behalf of that Party. If the members of the JCC cannot reach consensus on a matter, the matter will be referred to the JSC for resolution as provided in Section 3.6, and a special meeting of the JSC may be called for such purpose.

(b) The JCC will establish its own procedural rules for its operation, consistent with the terms of this Article 6. The chairperson for each meeting of the JCC will be a representative of the Party hosting that meeting. The chairperson of each JCC meeting will alternate between the Parties. The chairperson will be responsible for calling regular meetings of the JCC and for leading the meetings. The regular meetings will be held at least once per calendar quarter either by phone, videoconference or in person. A JCC member of the Party hosting the JCC meeting will serve as secretary of that meeting. Within ten (10) business days following each meeting, the secretary of the meeting will prepare and distribute to all members of the JCC the written minutes of the meeting. The minutes will provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the JCC. The minutes of each JCC meeting will be approved or disapproved by each member within ten (10) business days of receipt, and revised as necessary, at the next meeting. Final minutes of each meeting will be distributed to the members of the JCC by the chairperson prior to commencement of the next meeting. Each Party shall bear its own costs associated with its participation on the JCC, including all travel and living expenses.

(c) If a Party’s representative is unable to attend a meeting, that Party may designate an alternate representative with decision making authority for that Party to attend the meeting. Any decision made by that attendee will be considered to be a decision made by the absent representative. In addition, each Party may, at its discretion (and with the consent of the other Party), invite additional employees, consultants or scientific advisors to attend any JCC meetings. A quorum for each JCC meeting will consist of at least two (2) members from each Party.

6.5 Exchange of Information. Bayer will use reasonable efforts to provide Nuvelo with full access to Bayer information relating to the Commercialization of the Licensed Product in the Bayer Territory, including without limitation information relating to the development of sales targets by customer segment and territory, key market metrics (e.g. awareness, usage, therapy change), market research, sales forecasting and modeling, sales, prescription and patient data, reimbursement, and Field Force plans, goals, incentives and training. Nuvelo will use reasonable efforts to provide Bayer with access to the following information of Nuvelo relating to the Commercialization of the Product in the United States: key market metrics, market research, prescription and patient data, and sales goals.

6.6 Pricing and Reimbursement. Each Party and its Sublicensees will have sole authority for determining and establishing the price of Licensed Product for each country in such Party’s portion of the Territory; provided that pricing shall optimize the economic value of the Licensed Product in such Territory. Each Party will provide the other Party with drafts of all submissions relating to pricing and reimbursement approvals in, with respect to Nuvelo, the United States, and, with respect to Bayer, the Major Countries, Canada and Japan for the other Party’s review and comment, which comments shall be considered in good faith prior to the submission. Each Party will also provide the other Party with copies of any material documents or other material correspondence pertaining to pricing and reimbursement approvals in, with respect to Nuvelo, the United States and, with respect to Bayer, the Major Countries, Canada and Japan.

6.7 Medical and Other Inquiries. Each Party will have responsibility for all correspondence and communication with physicians and other health care professionals and customers in such Party’s portion of the Territory regarding product complaints (e.g., quality) and all adverse drug experience information and all other correspondence and communication with physicians and other health care professionals and customers in such Party’s portion of the Territory. Each Party will keep such records and make such reports as will be reasonably necessary to document such communications in compliance with all applicable regulatory requirements. Upon request, each Party will make all information under this Section 6.7 available to the other Party for inspection.

6.8 Promotional Materials.

(a) Bayer will be responsible, consistent with the guidelines agreed upon by the JSC, for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities in the Bayer Territory. Upon request, Nuvelo will have the right to review and comment on all major Promotional Materials for use in a Major Country, Canada or Japan prior to their distribution by Bayer for use in such Major Country, Canada or Japan, as applicable. Nuvelo will be responsible, consistent with the guidelines agreed upon by the JSC, for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities in the Nuvelo Territory. Upon request, Bayer will have the right to review and comment on all major Promotional Materials prior to their distribution by Nuvelo.

(b) Each Party shall use its own corporate name and/or logo on Promotional Materials and Licensed Product labels in connection with Commercialization of Licensed Product in such Party’s portion of the Territory, unless otherwise mutually agreed by the Parties.

(c) In order to maintain the value of each Party’s Product Trademarks and each Party’s corporate name and logo, when using the other Party’s Product Trademarks, corporate name or logo, each Party will maintain the reasonable quality standards as it maintains for its own corporate name and/or logo and will comply with the other Party’s then-current policies regarding use of its Product Trademarks, corporate name and logo. Prior to a Party’s use thereof in the United States, a Major Country, Canada or Japan, such Party will provide to the other Party a prototype of any Promotional Materials or product labeling for use in the United States, a Major Country, Canada or Japan which contains the other Party’s Product Trademarks, corporate name or logo, so that the other Party may review the manner in which they are used therein. Within ten (10) business days after delivery of such prototype, the other Party will notify such Party whether the other Party approves or disapproves of the manner of use and, in the case of disapproval, the specific reasons therefor and an acceptable alternative. All Promotional Materials used in the Bayer Territory will state that Licensed Product is sold under license from Nuvelo.

6.9 Compliance with Laws, Regulations and Guidelines. Bayer agrees to comply with all Bayer Territory Drug Laws and in all material respects to conform its practices and procedures with, as applicable, the European Federation of Pharmaceutical Industries Associations and the equivalent thereof in each country in the Bayer Territory, as the same may be amended from time to time, with respect to the Commercialization of Licensed Product in the Bayer Territory. Nuvelo agrees to comply with all US Drug Laws and in all material respects to conform its practices and procedures with applicable industry guidelines and codes with respect to Commercialization of Licensed Product in the Nuvelo Territory, including without limitation the PhRMA Code on Interactions with Healthcare Professionals. Each Party will conduct its business operations and cause each of its employees, representatives and agents to refrain from activities that such Party knows or reasonably should know would undermine the good will or reputation of the other Party or the Licensed Product. Neither Party will undertake any activity relating to the Commercialization of Licensed Product that it believes, in good faith, may violate any law or regulations. Each Party will promptly notify the other Party of and provide to the other Party a copy of any correspondence or other reports with respect to the Commercialization of Licensed Product submitted to or received by Bayer from the IFPMA or equivalent organizations in the Bayer Territory. Bayer will in all material respects conform its practices and procedures relating to educating the medical community in the Bayer Territory with respect to

Licensed Product to any applicable EMEA regulations or guidelines, as the same may be amended from time to time, and, as applicable, equivalent guidelines throughout the Bayer Territory.

6.10 Reports/Audits.

(a) Beginning on the calendar quarter in which Regulatory Authorities grant Regulatory Approval for the Licensed Product in each Major Country, Canada or Japan, Bayer will provide Nuvelo with quarterly reports of the activity within its Field Force in each such country, which will include reasonable data from reports created by Bayer for its internal management purposes. Beginning on the calendar quarter in which the Regulatory Authority grants Regulatory Approval for the Licensed Product in the Nuvelo Territory, Nuvelo will provide Bayer with quarterly reports of the activity within its Field Force in the United States, which will include reasonable data from reports created by Nuvelo for its internal management purposes.

(b) Beginning on the calendar quarter in which Regulatory Authorities grant Regulatory Approval for the Licensed Product in the Bayer Territory, Nuvelo will have the right to audit and review, no more than once in each calendar year, the total money spent that year on pre- and post-launch activities for Licensed Product, and the Field Force allocation and efforts on pre- and post-launch efforts of Licensed Product. Nuvelo shall conduct such audits upon reasonable notice to Bayer and during normal business hours.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Supply of Licensed Product. Nuvelo shall supply, free of charge, all of Bayer’s requirements for clinical supplies of Licensed Product for Global Development Programs, the manufacturing costs of which shall be included in Development Expenses. In addition, the Parties will use diligent efforts to negotiate and complete a manufacturing, supply and quality agreement within six (6) months after the Effective Date, pursuant to which Nuvelo will supply Bayer with, and Bayer will purchase from Nuvelo, all of Bayer’s requirements for Licensed Product for use in Country Specific Trials in the Bayer Territory and commercial sales of Licensed Product in the Bayer Territory (the “Manufacturing Agreement”). Among other items, the Manufacturing Agreement will provide the following:

(a) Subject to Section 7.2, Nuvelo will supply Bayer with unlabeled Licensed Product FOB the manufacturing facility of Nuvelo or its contract manufacturer in sufficient quantities for Bayer’s use in connection with the Development and Commercialization of Licensed Product in the Bayer Territory.

(b) Subject to Section 7.1(c), Nuvelo will have the right to make all decisions with respect to manufacturing in its sole discretion, including without limitation, decisions relating to process development and manufacturing procedures, work to support quality assurance, improving manufacturing/cost efficiency and commercial scale-up manufacturing, provided that Nuvelo will manufacture or have the Licensed Product manufactured in conformity with all applicable laws and regulations in the Major Countries and will use Commercially

Reasonable Efforts to manufacture or have manufactured the Licensed Product in conformity with all applicable laws and regulations in all other countries in the Bayer Territory and in conformity with all Licensed Product specifications set forth in the Manufacturing Agreement. Nuvelo shall timely notify Bayer of any manufacturing change that may have an impact on Bayer’s ability to timely receive Regulatory Approval or jeopardize current status of the Licensed Product in the Bayer Territory and in connection with any such change Nuvelo shall supply any information or documents or support any actions required to facilitate Bayer’s commercialization efforts.

(c) Unless otherwise agreed by the Parties, Bayer will have final decision making authority to fulfill all regulatory responsibilities over all subsequent steps of the manufacturing process for Licensed Product in the Bayer Territory (including finish and fill, labeling and packaging, lot release and management of subcontractors).

(d) In cases of shortages of Licensed Product, available supplies will be allocated, as between the Parties pro rata based on their forecasted requirements for Licensed Product over the relevant period.

(e) Nuvelo will agree to manufacture or have Licensed Product manufactured in accordance with applicable GMP requirements in the United States and the Major Countries, and will provide reasonable warranties regarding its transfer of title to Licensed Product to Bayer and the compliance of Licensed Product with applicable specifications, subject to customary limitations of liability. If Bayer notifies Nuvelo in writing of additional or different GMP requirements in other countries in the Bayer Territory, Nuvelo and Bayer will use reasonable efforts to identify a mechanism to address any such country-specific requirements, including any financial consequences thereof and Nuvelo will use Commercially Reasonable Efforts to manufacture or have Licensed Product manufactured in accordance with such requirements.

(f) If (i) Nuvelo supplies Bayer with materially reduced quantities of its requirements for Licensed Product, as compared with amounts forecast and ordered by Bayer, on time frames established in the Manufacturing Agreement, for a period of twelve (12) consecutive months, (ii) the Licensed Product is subject to a Recall in the Bayer Territory, the cause of which is attributed to the manufacturing process, or (iii) a Regulatory Authority notifies Nuvelo or Bayer in writing that the manufacturing process does not comply with applicable laws, rules or regulations in the Bayer Territory, and Nuvelo is unable to cure such noncompliance within a twelve (12) month period to the satisfaction of the applicable Regulatory Authority, then Nuvelo will grant to Bayer a nonexclusive license to manufacture or have manufactured Licensed Product in the Bayer Territory solely to meet the requirements of Bayer and its Sublicensees for Development and Commercialization of Licensed Product in the Bayer Territory. If Bayer selects a contract manufacturer to manufacture Licensed Product, Nuvelo will have the right to approve the contract manufacturer, such approval not to be unreasonably withheld. Nuvelo will use Commercially Reasonable Efforts to support the transfer of manufacturing information to the approved manufacturer of Licensed Product under this Section 7.1(e), including, without limitation, transfer of the then-current manufacturing technology with respect to Licensed Product.

(g) Bayer shall supply the Canadian and Mexican markets with Licensed Product in quantities that are appropriate to the size of each such market (not including cross-border sales).

(h) The Manufacturing Agreement will also set forth all other terms and conditions applicable to the manufacture, distribution, forecast, supply and the like of Licensed Product for Development and Commercialization in the Bayer Territory.

7.2 Transfer Price. Pursuant to the Manufacturing Agreement described in Section 7.1, Nuvelo will sell Licensed Product to Bayer at a price equal to Nuvelo’s direct cost for Licensed Product plus [    *    ] percent [    *    ]%). The Parties agree that such transfer price shall not be included in Development Expenses.

ARTICLE 8

CONSIDERATION

8.1 Upfront Payment. Within five (5) business days of the Effective Date, Bayer will pay to Nuvelo the non-refundable, non-creditable amount of Fifty Million Dollars ($50,000,000.00).

8.2 Milestones.

(a) Within thirty (30) days following the first achievement or occurrence with the Licensed Product of each of the following milestone events (“Regulatory Milestone Event(s)”) by performance of Bayer or an Affiliate or Sublicensee of Bayer, Bayer will pay to Nuvelo the corresponding one-time, non-creditable, non-refundable milestone payments (“Regulatory Milestone Payment(s)”) set forth herein:

Regulatory Milestone Event		Regulatory Milestone Payment
(i)	Upon the first filing of a Drug Approval Application for Licensed Product in a Major Country or EMEA for any indication	[ * ]Dollars ($[ * ])

(ii)	Upon (a) the first Regulatory Approval (including price approval) for Licensed Product in a Major Country or (b) [ * ] after the first Regulatory Approval (excluding price approval) by EMEA for Licensed Product, whichever of (a) or (b) comes first, for any indication other than a stroke or deep vein thrombosis indication	[ * ]Dollars ($[ * ])

(iii)	Upon the first filing of a Drug Approval Application for Licensed Product in Canada for any indication	[ * ]Dollars ($[ * ])

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Regulatory Milestone Event		Regulatory Milestone Payment
(iv)	Upon (a) the first Regulatory Approval (including price approval) for Licensed Product in Canada or (b) [ * ] after the first Regulatory Approval (excluding price approval) for Licensed Product in Canada, whichever of (a) or (b) comes first, for any indication other than a stroke or deep vein thrombosis indication	Ten Million Dollars ($10,000,000.00)

(v)	Upon the first Regulatory Filing for Licensed Product in Japan for any indication	[ * ]Dollars ($[ * ])

(vi)	Upon (a) the first Regulatory Approval (including price approval) for Licensed Product in Japan or (b) [ * ] after the first Regulatory Approval for Licensed Product in Japan, whichever of (a) or (b) comes first, for any indication other than a stroke or deep vein thrombosis indication	[ * ]Dollars ($[ * ])

(vii)	Upon the Initiation of a Global Development Program for Licensed Product that is a Phase 2 Clinical Trial in a stroke indication	[ * ]Dollars ($[ * ])

(viii)	Upon Initiation of a Global Development Program for Licensed Product that is a Phase 3 Clinical Trial in a stroke indication	[ * ]Dollars ($[ * ])

(ix)	Upon (a) Regulatory Approval (including price approval) for Licensed Product in a Major Country, Canada or Japan, or (b) [ * ] after Regulatory Approval (excluding price approval) in a Major Country, Canada or Japan, whichever of (a) or (b) comes first, for a stroke indication	[ * ]Dollars ($[ * ])

(x)	Upon Initiation of a Global Development Program for Licensed Product that is a Phase 3 Clinical Trial in the deep vein thrombosis indication	[ * ]Dollars ($[ * ])

(xi)	Upon (a) Regulatory Approval (including price approval) for Licensed Product in a Major Country, Canada or Japan or (b) [ * ] after Regulatory Approval (excluding price approval) for Licensed Product in a Major Country, Canada or Japan, whichever of (a) or (b) comes first, for the deep vein thrombosis indication	[ * ]Dollars ($[ * ])

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) Within thirty (30) days following the achievement or occurrence of each of the following milestone events (“Sales Milestone Event(s)”) by performance of Bayer or an Affiliate or Sublicensee of Bayer, Bayer will pay to Nuvelo the corresponding one-time, non-creditable, non-refundable milestone payments (“Sales Milestone Payment(s)”) set forth herein:

Sales Milestone Event		Sales Milestone Payment
(i)	First calendar year in which Net Sales in the Bayer Territory in such year equal or exceed [ * ] Dollars	[ * ]Dollars ($[ * ])

(ii)	First calendar year in which Net Sales in the Bayer Territory in such year equal or exceed [ * ] Dollars	[ * ]Dollars ($[ * ])

(xiii)	First calendar year in which Net Sales in the Bayer Territory in such year equal or exceed [ * ] Dollars	[ * ]Dollars ($[ * ])

(xiv)	First calendar year in which Net Sales in the Bayer Territory in such year equal or exceed [ * ] Dollars	[ * ]Dollars ($[ * ])

(c) Each of the Royalty Milestone Payments and Sales Milestone Payments (each a “Milestone Payment”) shall be paid only once upon achievement of each corresponding Royalty Milestone Event and Sales Milestone Event; provided, however, that Bayer shall make only one Sales Milestone Payment per year. If two Sales Milestone Payments would have been payable in a single year under Section 8.2(b) except for the previous sentence, then Nuvelo will be entitled to the larger of those Sales Milestone Payments in that year, and will be entitled to receive the smaller of those Sales Milestone Payments in a subsequent year if Net Sales reach the required amount for such smaller Sales Milestone Payment. For purposes of clarification, each Milestone Payment is in addition to any other Milestone Payment set forth above and each Milestone Payment will be nonrefundable and noncreditable against Royalties payable pursuant to Section 8.3 and any other fees, other Milestone Payments or other payments due Nuvelo with respect to Licensed Product(s) under this Agreement or under the Manufacturing Agreement described in Article 7.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

8.3 Royalties. Subject to Sections 4.7, 8.4 and 8.5, Bayer will pay to Nuvelo a Royalty, based on the following Royalty rates, for annual Net Sales of Licensed Product by Bayer, its Affiliates, or its Sublicensees in the Bayer Territory:

(a) a Royalty rate of fifteen percent (15.0%) of that portion of annual Net Sales in the Bayer Territory of Licensed Product that is less than or equal to [    *    ] Dollars ($[    *    ]);

(b) a Royalty rate of [    *    ] percent ([*]%) of that portion of annual Net Sales in the Bayer Territory of Licensed Product that is greater than [    *    ] Dollars ($[    *    ]) and less than or equal to [    *    ] Dollars ($[    *    ]);

(c) a Royalty rate of [    *    ] percent ([*]%) of that portion of annual Net Sales in the Bayer Territory of Licensed Product that is greater than [    *    ] Dollars ($[    *    ]) and less than or equal to [    *    ] Dollars ($[    *    ]);

(d) a Royalty rate of [    *    ] percent ([*]%) of that portion of annual Net Sales in the Bayer Territory of Licensed Product that is greater than [    *    ] Dollars ($[    *    ]) and less than or equal to [    *    ] and

(e) a Royalty rate of thirty seven and a half percent (37.5%) of that portion of annual Net Sales in the Bayer Territory of Licensed Product that is greater than [    *    ] Dollars ($[    *    ]).

8.4 Third Party Royalty Reduction. Nuvelo will be responsible for paying any and all amounts due to Amgen, Inc. under the Amgen-Nuvelo Agreement. Bayer will be responsible for obtaining any other licenses, and for making any Third Party Payments thereunder, or making any then-due Third Party Payments to Nuvelo (for forwarding to the licensing Third Party) under any license granted by Nuvelo hereunder, for rights to any Third Party intellectual property required to develop, use, sell, lease, offer to sell or lease, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, Licensed Product in one or more countries in the Bayer Territory. If Bayer is required to pay Third Party royalties for any license (other than royalties payable by Nuvelo to Amgen, Inc.), ([    *    ] percent [    *    ]%) of such Third Party royalties which are payable by Bayer will be creditable by Bayer against any Royalties due to Nuvelo under Section 8.3 above for the Net Sales of Licensed Product in that country, but Bayer’s Royalty rate set forth in Section 8.3 in any given year will not be reduced in excess of [    *    ] percent [    *    ]% (e.g., [    *    ]%, [    *    ]%, [    *    ]%, [    *    ]% and [    *    ]% respectively) as a consequence of any royalties being creditable against the Royalties to be paid to Nuvelo by Bayer hereunder Bayer will have sole discretion, authority and right with respect to determining whether to enter into an agreement for a license or other rights and to incur an obligation for any Third Party Payments.

8.5 Term of Royalties. Nuvelo’s right to receive Royalties under Section 8.3 will expire, on a country-by-country basis, upon the later of: (a)[    *    ]([    *    ]) years after the date of First Commercial Sale of Licensed Product in that country; or (b) the earlier of (i) the date of expiration of regulatory exclusivity for the Licensed Product as described in Section 5.8 in that country; or (ii) the date of expiration of the last-to-expire of the Nuvelo Patent Rights and Joint

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Patent Rights containing an issued Valid Claim that, but for the license granted by Nuvelo to Bayer hereunder, would be directly or contributorily infringed by the use or sale by Bayer, its Affiliates and permitted Sublicensees of such Licensed Product in that country. Where the Joint Patent Rights described in subparagraph (b)(ii) subsist after expiration of the Nuvelo Patent Rights, then upon expiration of the Nuvelo Patent Rights, the Royalties payable pursuant to this Article 8 will be further reduced by [    *    ] percent ([    *    ]%) of the amount payable immediately before expiry of the Nuvelo Patent Rights, and will continue to be payable by Bayer.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Technology Ownership. Ownership of inventions made during the Term will be determined in accordance with the rules of inventorship under United States patent laws. Subject to the licenses granted in Section 2.1, as between the Parties, Nuvelo owns or Controls all right, title and interest in and to Nuvelo Know-How and Nuvelo Patent Rights, and any Confidential Information contained therein is Confidential Information of Nuvelo. As between the Parties, all right and interest in and to Joint Know-How (which will be considered the joint Confidential Information of the Parties) and Joint Patent Rights is owned jointly by Bayer and Nuvelo, and is subject to the license granted by Nuvelo to Bayer in Section 2.1 and the license granted by Bayer to Nuvelo in Section 2.3.

9.2 Prosecution.

(a) At its own cost and expense, Bayer will be responsible (using mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of the Nuvelo Patent Rights listed in Exhibit C hereto (the “Existing Nuvelo Patent Rights”) before all patent authorities in the Bayer Territory. Nuvelo has the right to review and comment on the filing, prosecution and defense of the Existing Nuvelo Patent Rights and if outside counsel concludes that taking any specific action(s) may likely have an adverse effect on the scope or validity of any Existing Nuvelo Patent Rights, then Bayer will not take the specific action(s) without the prior, express written consent of Nuvelo and, if Nuvelo does not give its consent to the action, Bayer will propose an alternative strategy for Nuvelo’s consideration. To that end, Bayer will instruct outside counsel to furnish Nuvelo with a reasonably complete draft of each potential submission to a patent authority in the Bayer Territory regarding the Existing Nuvelo Patent Rights no later than thirty (30) days (or if given less than thirty (30) days to respond as soon as practicable) prior to the date such submission is proposed to be made, and will reasonably consider any of Nuvelo’s timely comments thereon. Additionally, Bayer will instruct outside counsel to provide Nuvelo with a copy of each submission made to and document received from a patent authority in the Bayer Territory regarding any Existing Nuvelo Patent Rights reasonably promptly after making such filing or receiving each document. If Bayer decides not to file, prosecute, defend or maintain any claim or patent application or patent within the Existing Nuvelo Patent Rights in any country in the Bayer Territory, then Bayer will provide Nuvelo with thirty (30) days prior written notice of the decision, and Nuvelo will have the right to file, prosecute and maintain the claim or patent application or patent on behalf of Nuvelo (at Nuvelo’s sole cost and expense).

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) At its own cost and expense, Bayer will be responsible (using mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of Joint Patent Rights before all patent authorities in the Bayer Territory. Nuvelo will have the right to review and comment on the filing, prosecution and defense of the Joint Patent Rights by Bayer and if outside counsel concludes that taking any specific action(s) may likely have an adverse effect on the scope or validity of any Joint Patent Rights, then Bayer will not take the specific action(s) without the prior express written consent of Nuvelo and, if Nuvelo does not give its consent to such action, Bayer will propose an alternative strategy for Nuvelo’s consideration. To that end, Bayer will instruct outside counsel to furnish Nuvelo with a reasonably complete draft of each potential submission to a patent authority regarding Joint Patent Rights no later than thirty (30) days (or if given less than thirty (30) days to respond, as soon as practicable) prior to the date the submission is proposed to be made, and will reasonably consider any of Nuvelo’s timely comments thereon. Additionally, Bayer will instruct such outside counsel to provide Nuvelo with a copy of each submission made to and document received from a patent authority in the Bayer Territory regarding any Joint Patent Rights reasonably promptly after making the filing or receiving such document. If Bayer decides to not file, prosecute, defend or maintain or any claim or patent application or patent within Joint Patent Rights in any country in the Bayer Territory, then Bayer will provide Nuvelo with thirty (30) days prior written notice of the decision. Nuvelo will have the right and opportunity to file, prosecute, defend and maintain the claim or patent application or patent (at Nuvelo’s sole cost and expense), and Bayer will assign its complete interest in the claim or patent application or patent to Nuvelo.

(c) Nuvelo and Bayer will each provide to the other any invention disclosures submitted to its respective outside or in-house patent counsel in the normal course of its business that disclose an invention within Nuvelo Know-How and Joint Know-How, respectively. Nuvelo and Bayer will cooperate with each other and render all reasonable assistance in prosecuting and maintaining all intellectual property licensed to Bayer under this Agreement. Both Parties will meet regularly, either in person or by telephone or videoconference, but not less than on a quarterly basis, to discuss the prosecution (and other related proceedings, such as interferences and oppositions) of all intellectual property licensed to Bayer under this Agreement. Nuvelo and Bayer will cooperate with each other in these matters, and will sign any necessary legal papers and provide the Party responsible for prosecution with data or other information in support thereof (and use their best efforts to ensure the cooperation of any of their respective personnel and, in the case of Bayer, it’s Affiliates and licensee(s) as might reasonably be requested).

(d) At its own cost and expense, Bayer will be responsible (using mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of the Product Trademarks before all trademark authorities in the Bayer Territory. For the Product Trademarks solely or jointly owned by Nuvelo, Nuvelo will have the right to review and comment on the filing, prosecution and defense of the Product Trademarks by Bayer and if outside counsel mutually acceptable to Bayer and Nuvelo concludes that taking any specific action(s) may likely have an adverse effect on the scope or validity of any Product Trademarks, then Bayer will not take such specific action(s) without the prior express written consent of Nuvelo, and Bayer will propose an alternative strategy for Nuvelo’s consideration. To that end, Bayer will instruct outside counsel to furnish Nuvelo with a reasonably complete draft of each submission to a trademark authority regarding the Product Trademarks no later than thirty (30) days prior to the date the submission is proposed to be made, or if given less than thirty (30) days to respond as soon as practicable, and Bayer will reasonably consider any of Nuvelo’s timely comments thereon. Additionally, Bayer will instruct outside counsel to provide Nuvelo with a copy of each submission made to or document received from a trademark authority regarding any Product Trademarks reasonably promptly after making the filing or receiving the document. If Bayer decides to not file, prosecute, defend or maintain a Product Trademark in any country, then Bayer will provide Nuvelo with thirty (30) days prior written notice of the decision. Nuvelo will have the opportunity to file, prosecute, defend and maintain the Product Trademark at its sole expense, and Bayer will assign its complete interest, if any, in the Product Trademark to Nuvelo.

9.3 Infringement of Patents and Trademarks by Third Parties.

(a) At its own expense, Bayer may, but will not be obligated to, elect to enforce Nuvelo Patent Rights against any actual, alleged or threatened infringement by Third Parties in the Bayer Territory and may also elect to defend the Nuvelo Patent Rights against any challenges in the Bayer Territory. If Bayer so elects to enforce Nuvelo Patent Rights against Third Party infringement which may in any way affect the rights conferred to Bayer pursuant to this Agreement to Develop, manufacture and Commercialize Licensed Product, Bayer will seek and take under advisement Nuvelo’s comments before determining the strategy and Nuvelo, at Bayer’s request and sole cost and expense, will reasonably assist and cooperate in any enforcement or defense. If Bayer finds it necessary or desirable to join Nuvelo as a party, Nuvelo will execute all papers or perform any other acts as may reasonably be required by Bayer, at the expense of Bayer. If Bayer does not commence an enforcement and/or defense action pursuant to this Section 9.3(a) within forty-five (45) days after Nuvelo notifies Bayer or is notified by Bayer in writing of an actual, alleged or threatened infringement by a Third Party of the Nuvelo Patent Rights in the Bayer Territory (or of the filing of a declaratory judgment action) which may in any way affect the rights conferred to Bayer pursuant to this Agreement to Develop, manufacture and Commercialize Licensed Product, Nuvelo will be entitled to bring and prosecute such an action at its own cost and expense. If Nuvelo elects to bring and prosecute such an action, then Nuvelo will seek and reasonably consider Bayer’s comments on strategy, and Bayer (at Nuvelo’s request and sole cost and expense) will reasonably assist and cooperate in any enforcement or defense. If Nuvelo finds it necessary or desirable to join Bayer as a party, Bayer will execute all papers or perform other acts as may be reasonably be required by Nuvelo, at Nuvelo’s expense.

(b) At its own cost and expense, Bayer may, but will not be obligated to, elect to enforce Joint Patent Rights against any actual, alleged or threatened infringement by Third Parties in the Bayer Territory and to defend the Joint Patent Rights against any challenges in the Bayer Territory. If Bayer so elects, Bayer will seek and reasonably consider Nuvelo’s comments before determining the strategy, and Nuvelo (at Bayer’s request and sole cost and expense) will reasonably assist and cooperate in any enforcement or defense. If Bayer finds it necessary or desirable to join Nuvelo as a party, Nuvelo will execute all papers or perform other acts as may reasonably be required by Bayer, at the expense of Bayer. In the event Bayer does not commence an enforcement and/or defense action pursuant to this Section 9.3(b) within forty-five (45) days after Nuvelo notifies Bayer or is notified by Bayer in writing of an actual, alleged or threatened infringement by a Third Party of the Joint Patent Rights in the Bayer Territory (or of the filing of a declaratory judgment action), Nuvelo will be entitled to bring and prosecute an action at its own cost and expense. If Nuvelo elects to bring and prosecute an action, then Nuvelo will seek and reasonably consider Bayer’s comments on strategy, and Bayer (at Nuvelo’s request and sole cost and expense) will reasonably assist and cooperate in any enforcement or defense. If Nuvelo finds it necessary or desirable to join Bayer as a party, Bayer will execute all papers or perform other acts as may be reasonably be required by Nuvelo, at Nuvelo’s expense. Bayer will, at its own expense, be entitled to participate in and to have counsel selected by it participate in any action in which Bayer is a named party.

(c) At its own cost and expense, Bayer may, but will not be obligated to, elect to enforce the Product Trademarks against Third Parties in the Bayer Territory and to defend the Product Trademarks against any challenges in the Bayer Territory. Bayer will seek and reasonably consider Nuvelo’s comments before determining the strategy and Nuvelo, at Bayer’s request and sole cost and expense, will reasonably assist and cooperate in any enforcement or defense. If Bayer finds it necessary or desirable to join Nuvelo as a party, Nuvelo will execute all papers or perform other acts as may reasonably be required by Bayer, at the expense of Bayer. If Bayer does not commence an enforcement and/or defense action pursuant to this Section 9.3(c) within forty-five (45) days after Nuvelo notifies or is notified by Bayer in writing of an infringement of the Product Trademarks in the Bayer Territory (or of the filing of a declaratory judgment action, in the case of defense actions), Nuvelo will be entitled to bring and prosecute an action at its own cost and expense. If Nuvelo elects to bring and prosecute an action, then Nuvelo will seek and reasonably consider Bayer’s comments on strategy and Bayer, at Nuvelo’s request and sole cost and expense, will reasonably assist and cooperate in any such enforcement or defense. If Nuvelo finds it necessary or desirable to join Bayer as a party, Bayer will execute all papers or perform such other acts as may be reasonably be required by Nuvelo and at Nuvelo’s expense.

(d) Any recovery realized as a result of any infringement actions described in this Section 9.3 (after reimbursement of the Parties’ reasonable attorneys’ fees for outside counsel and litigation expenses) will be allocated in proportion to each Party’s respective profits realized from the Development and Commercialization of Licensed Product under this Agreement during the calendar year immediately preceding commencement of the infringement action.

(e) Neither Party will enter into any settlement of any action brought under this Section 9.3 that affects the other Party’s rights or interests without the other Party’s prior written consent.

(f) A Party bringing suit under this Section 9.3 will notify the other Party of all substantive developments with respect to such enforcement or defensive actions including, but not limited to, all material filings, court papers and other related documents, substantive settlement negotiations and offers of settlement.

(g) Each Party will promptly notify the other upon becoming aware of any Third Party infringement of the Nuvelo Patent Rights, Joint Patent Rights, Product Trademarks, Nuvelo Know-How or Joint Know-How.

9.4 Infringement of Third Party Rights.

(a) At its own cost and expense, Bayer will have the right to defend any action naming Bayer, but not Nuvelo, and claiming the infringement of (i) any Third Party Patent Rights or other intellectual property rights through the developing, making, having made, using, selling, offering to sell or having sold, importing, exporting or otherwise exploiting, or transferring possession of title or interest in, Licensed Product, or (ii) any Third Party Trademark through the Development, manufacturing or Commercialization of a Licensed Product. The Parties will confer with each other and cooperate during the defense of any action. At Bayer’s cost and expense, Nuvelo will assist and cooperate with Bayer in the defense of any such action. Subject to the foregoing, Nuvelo will, at its own expense, be entitled to participate in and to have counsel selected by it participate in any such action.

(b) At its own cost and expense, each Party will have the right to defend itself in any action naming both Parties and claiming the infringement of (i) any Third Party Patent Rights or other intellectual property rights through the developing, making, having made, using, selling, offering to sell or having sold, importing, exporting or otherwise exploiting, or transferring possession of title or interest in, Licensed Product, or (ii) any Third Party Trademark through the Development, manufacturing or Commercialization of a Licensed Product. The Parties will each have the right to select their own counsel, and will confer with each other and, to the extent their interests are the same, will cooperate during the defense of any such action. To the extent the Parties’ interests in the action diverge, each Party will have the right to represent itself, with its own counsel. Each Party will bear all of its own costs.

(c) Each Party will promptly notify the other upon becoming aware of any actual, alleged or threatened Third Party claim or action against Bayer and/or Nuvelo for infringement of any Third Party Trademark through the Development, manufacturing or Commercialization of Licensed Product, or any Third Party Patent Rights through the developing, making, having made, using, selling, offering to sell, and importing, exporting or otherwise transferring physical possession of or otherwise transferring title in and to Licensed Product in the Bayer Territory.

(d) Neither Party will enter into any settlement of any suit referenced under this Section 9.4 that affects the other Party’s rights or interests without the other Party’s prior written consent.

(e) A Party defending suit under this Section 9.4 will notify the other Party of all substantive developments with respect to enforcement or defensive actions including, but not limited to, all material filings, court papers and other related documents, substantive settlement negotiations and offers of settlement.

9.5 Employee Obligations. Prior to beginning work relating to any aspect of the subject matter of this Agreement and/or being given access to Nuvelo Know-How or Joint Know-How or the Confidential Information of the other Party, each employee, consultant or agent of Bayer or Nuvelo will have signed or will be required to sign a non-disclosure and invention assignment agreement pursuant to which each person will agree to comply with all of the obligations of Bayer or Nuvelo, as appropriate, substantially including: (a) promptly reporting any invention, discovery, process, software program or other intellectual property right, as appropriate within Nuvelo Know-How or Joint Know-How; (b) assigning to Bayer or Nuvelo, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process, software program or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any Patent Rights; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in this Agreement. It is understood by the Parties that such employee obligations shall be subject to the requirements of German Employee Invention Act. It is understood and agreed that any non-disclosure and invention assignment agreement need not be specific to this Agreement.

9.6 Patent Marking. Licensed Product marketed and sold by Bayer will be marked with appropriate patent numbers or indicia of Nuvelo Patent Rights and/or Joint Patent Rights to the extent permitted by law in those countries of the Bayer Territory in which the markings have notice value as against infringers of patents.

ARTICLE 10

PAYMENTS; RECORDS; AUDIT

10.1 Payments.

(a) Payment Currency. All payments to be made under this Agreement will be made in U.S. Dollars by bank wire transfer in immediately available funds to a bank account designated by Nuvelo.

(b) Royalty Payments. All Royalties payable to Nuvelo under this Agreement will be paid within thirty (30) days of the end of each calendar quarter except as otherwise specifically provided herein. Each payment of Royalties owing to Nuvelo will be accompanied by a statement certified by an executive officer of Bayer as consistent with Bayer’s standard practices in performing such computations and in accordance with GAAP, (i) on a country-by-country basis, the amount of gross sales of Licensed Product by Bayer, its Affiliates and Sublicensees, and an itemized calculation of Net Sales of each Licensed Product during such calendar quarter by Bayer, its Affiliates and Sublicensees, (ii) the amount of aggregate worldwide gross sales of Licensed Product and Net Sales during such calendar quarter by Bayer, its Affiliates and Sublicensees and (iii) on a cumulative basis for the current year and the amount of Royalty due on Net Sales during such calendar quarter.

(c) Foreign Exchange Conversion. Royalties, and any other payments due under this Agreement that are calculated based on amounts received by Bayer in currencies other than Dollars will be converted into the Dollar equivalent, at the average rate of exchange for the Calendar quarter to which such payments relate, as reported in Bloomberg Professional, a service of Bloomberg L.P., or in the event The Bloomberg Professional is not available during the Royalty period of such Net Sales, then in The Wall Street Journal.

(d) Late Payments. Any amounts not paid by Bayer when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which Bayer has made a wire transfer of immediately available funds into an account designated by Nuvelo of such payment at a rate equal to the lesser of (i) the sum of three percent (3%) plus the annual prime rate or successive annual prime rates of interest quoted in the Money Rates section of the on-line edition of The Wall Street Journal (at http://www.interactive.wsj.com) calculated daily on the basis of a 365-day year or (ii) the highest rate permitted by applicable law.

(e) Withholding Taxes. Any taxes, assessments and fees to be withheld by Bayer under the laws, rules or regulations of any foreign country for the account of Nuvelo will be promptly paid by Bayer for and on behalf of Nuvelo to the appropriate governmental authority, and Bayer will furnish Nuvelo with a copy of the original official receipt for the payment of such tax within thirty (30) days of payment. Any such tax, assessment and fee actually paid on Nuvelo’s behalf will be deducted from any Royalty payments due to Nuvelo. Bayer agrees to make all lawful and reasonable efforts to minimize such taxes, assessments and fees to Nuvelo and will claim on Nuvelo’s behalf the benefits of any available Treaty on the Avoidance of Double Taxation that applies to any such payments.

10.2 Records; Audit. Bayer will keep or cause to be kept such records as are required in sufficient detail to track and determine (in accordance with GAAP) the accuracy of calculations of all sums or credits due under this Agreement and to accurately account for the calculations of all Royalties due for Licensed Product under this Agreement. Such records will be retained for a period of the longer of (i) a three (3) year period following the year in which any payments were made hereunder and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or such longer period as may be required by law. Once per calendar year, Nuvelo will have the option to engage (at its own expense) an independent certified public accountant, appointed by Nuvelo and reasonably acceptable to Bayer, to examine in confidence the books and records of Bayer as may be necessary to determine, with respect to any calendar year, the correctness or completeness of any report or payment required to be made under this Agreement; provided however, that the books and records for any particular calendar year will only be subject to one audit. The report of such accountant will be limited to a certificate verifying any report made or payment submitted by Bayer during such period or identifying any over-payment or under-payment made by Bayer, accompanied by an explanation of the basis for its determination of such over-payment or under-payment. In addition, if the accountant will be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. The results of any audit performed under this Section 10.2 may be disputed by Bayer in accordance with Section 16.1. If the audit reveals any underpayment by Bayer to Nuvelo, then Bayer will pay any underpayment to Nuvelo, together will all interest accrued thereon, promptly after Bayer’s receipt of the audit report or, if disputed by Bayer, promptly after resolution of such dispute. If any audit performed under this Section 10.2 discloses a variance of more than five percent (5%) from the amount of the original report showing the calculation of a Royalty under section 8.3 of this Agreement, Bayer will bear the full cost of the performance of such audit. The result of the audit and the audit report shall be subject to Article 12. Upon the expiration of three (3) years following the end of any calendar year, the calculation of any such amounts payable with respect to such calendar year will be binding and conclusive upon the Parties, and Bayer will be released from any liability or accountability with respect to such amounts for such calendar year.

ARTICLE 11

PUBLICATIONS

11.1 Procedure. Subject to the International Committee of Medical Journal Editors (“ICMJE”) Uniform Requirements for Manuscripts Submitted to Biomedical Journals and applicable legal requirements, Nuvelo will determine the overall strategy for publishing and presenting results of studies pertaining to Licensed Product, except that the JDC together with the JCC (with approval of the JSC) shall determine the strategy with respect to publishing and presenting the results of any Country Specific Trials. The Parties to this Agreement recognize that the publication of papers regarding results of and other information involving the activities under this Agreement (including oral presentations and abstracts) may be beneficial to both Parties, provided the publications protect Confidential Information. Accordingly, each Party will have the right to review and comment on any proposed disclosure by the other Party (including oral presentations and abstracts) relating to Licensed Product. Before any paper is submitted for publication or an oral presentation made, the Party wishing to publish will deliver a complete copy of the paper or materials and abstracts for oral presentation to the other Party at least fourteen (14) days prior to submitting the paper to a publisher or making the presentation. The non-publishing Party will review any such paper and give its comments to the publishing Party within thirty (30) days. Each Party will comply with the other Party’s request to delete references to Confidential Information in any publication and agrees to withhold publication of same for an additional thirty (30) days in order to permit the Parties to obtain patent protection, if either of the Parties deems it necessary, in accordance with the terms of this Agreement.

11.2 Credit. Any such publication or presentation will include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgment as may be appropriate.

ARTICLE 12

CONFIDENTIALITY

12.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (a) maintain such Confidential Information in confidence to the same extent such Party maintains its own confidential or proprietary information or trade secrets of similar kind and value; (b) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party, except for disclosures to its Affiliates and Sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 12; and (c) not use Confidential Information for any purpose except those purposes permitted by this Agreement. Neither Party will knowingly disclose to the other Party any Third Party information or know-how that such Party does not have the legal right to disclose to the other Party and/or which it has a contractual obligation not to disclose to the other Party.

12.2 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a) to the extent and to the persons and entities as required by an applicable law, rule, regulation, legal process, court order or the rules of the any securities exchange on which any security issued by either Party is traded or of a Regulatory Authority; or

(b) as necessary to file, prosecute or defend those patent applications or patents for which either Party has the right to assume filing, prosecution, defense or maintenance, pursuant to Section 9.2 of this Agreement; or

(c) to prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any disclosure is necessary.

(d) The Party required or intending to disclose the other Party’s Confidential Information under Sections 12.2(a) or (c) will first have given prompt notice to the other Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the other Party.

12.3 Materials. Pursuant to this Agreement or the Manufacturing Agreement, the Parties anticipate that Nuvelo may transfer certain of its Nuvelo Know-How and Nuvelo Material and Manufacturing Information to Bayer. Bayer agrees that it will use Nuvelo Know-How and Nuvelo Material and Manufacturing Information only in accordance with the terms and conditions of this Agreement and will transfer Nuvelo Know-How and Nuvelo Material and Manufacturing Information only to a Third Party that has agreed in writing to be bound by obligations of confidentiality and non-use at least as restrictive as set forth herein and only to use in accordance with the terms of this Agreement. Bayer will promptly thereafter provide notice of the transfer to Nuvelo.

12.4 Publicity; Terms of Agreement. The Parties will mutually agree upon the text of a press release announcing the execution of this Agreement. Thereafter, if either Party desires to make a public announcement concerning this Agreement or the terms hereof that differs from this mutually agreed upon text, the Party will give reasonable prior advance notice of the proposed text of the announcement to the other Party for its prior review and approval, the approval not to be unreasonably withheld or delayed. A Party will not be required to seek permission from the other Party to repeatedly publish any information as to the terms of this Agreement that have already been publicly disclosed by such Party, in accordance with the foregoing, or by the other Party. Either Party may disclose the terms of this Agreement to potential investors who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 12. The Parties acknowledge that Nuvelo and/or Bayer may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) or its equivalent in each country in the Bayer Territory with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the equivalent in each country in the Bayer Territory. Each Party will be entitled to make the filing(s) and will have the right to exercise its sole discretion regarding any request for confidential treatment for this Agreement or any provision of this Agreement. In the event of any request for confidential treatment, the filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon. Each Party will give the other reasonable prior notice of any announcement relating to activities concerning Licensed Product. Bayer acknowledges that Nuvelo as a publicly-traded company is legally obligated to make timely disclosure of all material events relating to Licensed Product.

12.5 Use of Names, Logos or Symbols. Subject to the licenses granted under Sections 2.1 and 2.2, the provisions of Section 6.8, and the authorized disclosure provisions under Sections 12.2 and 12.4, the Parties will not use the name, Product Trademarks, physical likeness, employee names or owner symbol of the other Party for any purpose (including, without limitation, private or public securities placements) without the prior written consent of the affected Party, the consent not to be unreasonably withheld or delayed so long as the use of name is limited to objective statement of fact rather than for endorsement purposes. Except as provided in this Agreement, Bayer will not use any Trademark either substantially resembling or which is likely to cause confusion with any of Nuvelo’s Product Trademarks in connection with the subject matter of this Agreement.

ARTICLE 13

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1 Representations and Warranties of Bayer. Bayer hereby represents and warrants to Nuvelo that as of the Effective Date:

(a) Corporate Existence, Power and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of Germany and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement and to perform its obligations hereunder including, without limitation the right to grant the licenses granted hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) Binding Agreement. This Agreement has been duly executed and delivered on behalf of Bayer and constitutes a legal, valid and binding obligation of Bayer that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution, delivery and performance of this Agreement by Bayer does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Validity. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement.

(e) Expertise. In entering into this Agreement, Bayer has relied solely on its own scientific and commercial experience and its own analysis and evaluation of both the scientific and commercial value of the Licensed Product.

(f) Business Condition. It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate, would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents required to be filed by it under the Securities Act or Exchange Act or any foreign equivalents thereof, it is not aware of any facts or circumstances, individually or in the aggregate, which would reasonably likely have a materially adverse effect on its business or financial condition.

13.2 Representations and Warranties of Nuvelo. Nuvelo hereby represents and warrants to Bayer that as of the Effective Date:

(a) Corporate Existence, Power and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement and to perform its obligations hereunder including, without limitation, the right to grant the licenses granted hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) Binding Agreement. This Agreement has been duly executed and delivered on behalf of Nuvelo and constitutes a legal, valid and binding obligation of Nuvelo that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution, delivery and performance of this Agreement by Nuvelo does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Validity. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement.

(e) Business Condition. It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate, would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents filed with the Securities and Exchange Commission, as required to be filed by it under the Securities Act or Exchange Act, as the case may be, it is not aware of any facts or circumstances, individually or in the aggregate, which would reasonably likely have a materially adverse effect on its business or financial condition.

(f) Nuvelo Patent Rights and Nuvelo Know-How. (i) Nuvelo owns or otherwise Controls the Nuvelo Patent Rights and Nuvelo Know-How, and has the right and authority to grant the rights and licenses granted pursuant to the terms and conditions of this Agreement. Nuvelo has not granted any right, license, or interest in, to, or under the Nuvelo Patent Rights or

Nuvelo Know-How that is inconsistent with the rights, licenses, and interests granted under the terms and conditions of this Agreement; (ii) to Nuvelo’s Knowledge, the issued patents within the Nuvelo Patent Rights are valid and enforceable as of the Effective Date; (iii) Nuvelo has not placed, and to its Knowledge there does not exist, upon the Nuvelo Patent Rights and Nuvelo Know-How any encumbrance, charge or lien; (iv) Exhibit C is an accurate list of all Patent Rights which are owned or Controlled by Nuvelo as of the Effective Date and which are necessary or useful for Development and/or Commercialization of the Licensed Product in the Bayer Territory. Such listed Nuvelo Patent Rights have been filed and maintained in a manner consistent with standard practice in each country in the Territory and all applicable fees have been paid on or before the due date for payment; and (v) as of the Effective Date, to the Knowledge of Nuvelo, there is no actual infringement or threatened infringement of the Nuvelo Patent Rights by any person. Furthermore, as of the Effective Date Nuvelo has no Knowledge of any claim, litigation, action, suit, proceeding investigation, arbitration proceedings or other proceedings pending or threatened affecting, in whole or in part, the Nuvelo Patent Rights or Nuvelo Know-How in the Bayer Territory, and there is not currently outstanding any unsatisfied judgment or outstanding order, injunction, decree, stipulation or award, in whole or in part, against any of the Nuvelo Patent Rights or the Nuvelo Know-How.

(g) Documents Provided. Nuvelo has, up to and including the Effective Date, made available to Bayer (a) all information requested by Bayer in its possession or control relating to the Licensed Product; and (b) all other information, to Nuvelo’s Knowledge, that is material to the utility or safety of the Licensed Product; and (c) all other information that, to Nuvelo’s Knowledge, is reasonably likely to be material to the Development or Commercialization of Licensed Product in the Territory (as such Development and Commercialization is viewed by Nuvelo as of the Effective Date).

(h) Notice of Infringement. Nuvelo has not received written notice from any Third Party of any issued and enforceable patent of such Third Party which would be infringed by the Development or Commercialization of Licensed Product in the Territory under this Agreement. Further, to Nuvelo’s Knowledge, the Development and Commercialization of Licensed Product under this Agreement in the Territory does not infringe upon any issued and enforceable patent of any Third Party.

(i) Third Party Agreements. Nuvelo has maintained, is in compliance with, and has received no notice of default under any agreements with Third Parties relating to Licensed Product, including, without limitation, the Amgen-Nuvelo Agreement and the Warrant Purchase Agreement (as defined in the Amgen-Nuvelo Agreement).

(j) No Untrue Statement. Neither Nuvelo nor any officer, employee or agent of Nuvelo has made an untrue statement of a material fact to any Regulatory Authority in the Territory with respect to the Licensed Product (whether in any submission to such Regulatory Authority or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any Regulatory Authority in the Territory with respect to Licensed Product.

13.3 Mutual Covenants. Each Party hereby covenants to the other Party as of the Effective Date as follows:

(a) No Conflict. It will not during the term of this Agreement grant any right, license, consent or privilege to any Third Party(ies) in the Territory which would conflict with the rights granted to the other Party under this Agreement, and will not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to the other Party under this Agreement or that would otherwise materially conflict with or adversely affect its obligations or its assumption of the rights granted to the other Party under this Agreement.

(b) Exclusivity. It will work exclusively with the other Party with respect to the Development and Commercialization of Licensed Product in the Bayer Territory (subject to the Parties’ rights under Article 2 of this Agreement to grant sublicenses to Third Parties and the Parties’ right to engage subcontractors). It will not, directly or indirectly, Commercialize a Competitive Product anywhere in the world during the Term. Each Party will be free to conduct research and development with respect to a Competitive Product, provided as follows: If Nuvelo develops a Competitive Product during the Term, it will either grant Bayer a license to commercialize the Competitive Product in the Bayer Territory, in which case Nuvelo will have the right to commercialize the Competitive Product in the United States on terms to be negotiated and agreed upon by the Parties, or it will license the worldwide, exclusive rights to commercialize the Competitive Product to a Third Party. If Bayer develops a Competitive Product during the Term, it will either grant Nuvelo a license to commercialize the Competitive Product in the United States on terms to be negotiated and agreed upon by the Parties, in which case Bayer will have the right to commercialize the Competitive Product in the Bayer Territory, or it will license the worldwide, exclusive rights to commercialize the Competitive Product to a Third Party.

(c) Regulatory Data. It will store and provide the other Party access to source data supporting all Regulatory Filings and Regulatory Approvals for the longer of (i) ten (10) years from the date of generation of such data, and (ii) the time period required by any applicable Regulatory Authority in the Territory.

(d) No Debarment. In the course of the Development, Commercialization and any permitted manufacture of Licensed Product during the Term, it will not knowingly use and will not have knowingly used any employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.

(e) Compliance. It will comply with all applicable statutes, regulations and guidance of Regulatory Authorities in carrying out its activities regarding the Development, manufacturing and Commercialization of Licensed Product in its portion of the Territory.

(f) Diligence. It will use Commercially Reasonable Efforts to carry out its obligations in accordance with the terms of this Agreement including, as applicable, the Development, manufacturing and Commercialization of Licensed Product in its portion of the Territory in accordance with the terms of this Agreement.

(g) Limitation of License Granted. Bayer will not use the Nuvelo Technology or any Nuvelo Material and Manufacturing Information and Nuvelo will not use the Bayer

Technology outside the scope of any licenses so granted. Without limiting the generality of the previous sentence, neither Party will sell any Licensed Product outside of its portion of the Territory and each Party will use reasonable efforts to prevent the unauthorized importation of Licensed Product into the other Party’s portion of the Territory.

(h) No Misappropriation. It will not knowingly misappropriate the trade secret of a Third Party in its activities to Develop, manufacture, or Commercialize Licensed Product.

13.4 Additional Covenants of Nuvelo. Nuvelo acknowledges that Bayer will be substantially damaged as a result of any termination of this Agreement by Amgen, Inc. in the event of termination of the Amgen-Nuvelo Agreement as a result of Nuvelo’s default thereunder. Accordingly, Nuvelo hereby covenants to Bayer:

(a) On an ongoing basis throughout the term of the Amgen-Nuvelo Agreement Nuvelo will keep Bayer apprised of Nuvelo’s performance of its obligations under the Amgen-Nuvelo Agreement and the Warrant Purchase Agreement (as defined in the Amgen-Nuvelo Agreement) including by (i) transmitting to Bayer on a quarterly basis a summary report of Nuvelo’s performance of (or failure to perform) its obligations under the Amgen-Nuvelo Agreement and/or the Warrant Purchase Agreement during the preceding quarter (or, if applicable, a report that no such performance was due during such quarter) and (ii) providing copies to Bayer of all reports and statements required to be delivered by Nuvelo under the Amgen-Nuvelo Agreement as and when Nuvelo transmits the same to Amgen, Inc. All such reports and statements shall be the Confidential Information of Nuvelo and shall be subject to Article 12.

(b) Nuvelo will continue to comply with and perform all of its obligations under the Amgen-Nuvelo Agreement and the Warrant Purchase Agreement. Nuvelo will in good faith consider and act on any concerns reasonably raised by Bayer with respect to Nuvelo’s compliance with the Amgen-Nuvelo Agreement and/or the Warrant Purchase Agreement.

(c) Within five (5) days of receipt of any Notice of Default or any other notice of termination from Amgen, Inc. under the Amgen-Nuvelo Agreement. Nuvelo shall give written notice of the same to Bayer. Bayer shall have the right, but not the obligation, to cure any Nuvelo default in its obligations to Amgen if Bayer in its reasonable judgment believes that Nuvelo’s efforts to cure that default will not be sufficient to avoid termination of the Amgen-Nuvelo Agreement. Nuvelo will provide to Bayer all data, reports and other information reasonably requested by Bayer in connection with Bayer’s effort to cure as provided in the preceding sentence. Bayer may offset any amounts paid by Bayer to Amgen or otherwise expended by Bayer to cure the default, plus an additional [    *    ] percent ([    *    ]%), against any payments subsequently due to be paid by Bayer to Nuvelo under Section 4.7 or Article 8 of this Agreement.

(d) Within ten (10) days of execution of this Agreement by the Parties, Nuvelo will inform Amgen, Inc. that the Parties have entered into this Agreement and, thereafter, Nuvelo shall use reasonable efforts to negotiate and enter into an amendment of the Amgen-Nuvelo Agreement with Amgen, Inc. whereby Amgen will waive its right under Section 2.3(a) of the Amgen-Nuvelo Agreement to terminate this Agreement and will agree that, in the event of

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

termination of the Amgen-Nuvelo Agreement pursuant to Article 12 thereof, Nuvelo shall assign this Agreement to Amgen and this Agreement shall remain in full force and effect between Amgen and Bayer.

13.5 Additional Covenants of Bayer. Bayer acknowledges that Nuvelo will be substantially damaged as a result of any termination of the Amgen-Nuvelo Agreement by Amgen, Inc. as a result of Bayer’s default hereunder. Accordingly, Bayer hereby covenants to Nuvelo that if Nuvelo receives any Notice of Default from Amgen, Inc. under the Amgen-Nuvelo Agreement that arises as a result of any breach of this Agreement by Bayer, Nuvelo shall have the right, but not the obligation, to cure any such Bayer breach if Nuvelo in its reasonable judgment believes that Bayer’s efforts to cure that breach will not be sufficient to avoid termination of the Amgen-Nuvelo Agreement. Within thirty (30) days of Nuvelo’s cure of any such breach on Bayer’s behalf, Bayer will pay to Nuvelo any amounts paid by Nuvelo to Amgen or otherwise expended by Nuvelo to cure the default, plus an additional [*] percent ([*]%). For the avoidance of doubt, nothing in Section 13.4 or this Section 13.5 shall require Bayer to make any payments to Amgen under the Amgen-Nuvelo Agreement, and, as provided in Section 8.4, Nuvelo shall be responsible for paying any and all amounts due to Amgen under the Amgen-Nuvelo Agreement.

13.6 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE LICENSE GRANTS, MATERIALS AND INFORMATION PROVIDED HEREUNDER ARE BEING PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 13, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER UNDER THIS AGREEMENT OR REGARDING THE MATERIALS AND INFORMATION. EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT.

ARTICLE 14

INDEMNIFICATION

14.1 Indemnification by Nuvelo. Nuvelo hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify” or be “Indemnified”) Bayer and its Affiliates, agents, directors, officers and employees (the “Bayer Indemnitees”) from and against any and all Losses resulting from any Third Party claims, suits, actions or demands arising out of (a) any of Nuvelo’s representations and warranties set forth in this Agreement being untrue in any material respect when made and/or (b) any material breach or material default by Nuvelo of its covenants, agreements or obligations under this Agreement, except to the extent such Losses result from (i) any of Bayer’s representations or warranties set forth in this Agreement being untrue in any material respect when made, or (ii) any material breach or material default by Bayer of its covenants, agreements or obligations under this Agreement. To be eligible to be so Indemnified as described in this Section 14.1, the Bayer Indemnitees will provide Nuvelo with prompt written notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 14.1 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of Bayer Indemnitees). Nuvelo will be relieved of its obligations only if any failure by the Bayer Indemnitee to deliver prompt notice will have been prejudicial to its ability to defend such claims, suits, actions or demands. Bayer will have the right to retain its

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

own counsel, at its own expense. Nuvelo will not settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, in a manner that would materially adversely affect Bayer, without Bayer’s prior written consent (not to be unreasonably withheld). Nuvelo’s obligation to Indemnify the Bayer Indemnitees pursuant to this Section 14.1 will not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any Bayer Indemnitee; (ii) that arise from Bayer’s material breach of any representation, warranty, covenant or obligation under this License Agreement; or (iii) for which Bayer is obligated to Indemnify the Nuvelo Indemnitees pursuant to Section 14.2 of this License Agreement.

14.2 Indemnification by Bayer. Bayer hereby agrees to Indemnify Nuvelo and its Affiliates, agents, directors, officers and employees (the “Nuvelo Indemnitees”) from and against any and all Losses arising from Third Party claims, suits, actions or demands resulting directly or indirectly from (a) any of Bayer’s representations and warranties set forth in this Agreement being untrue in any material respect when made and/or (b) any material breach or material default by Bayer of its covenants, agreements or obligations under this Agreement, except to the extent such Losses result from (i) any of Nuvelo’s representations and warranties set forth in this Agreement being untrue in any material respect when made, or (ii) any material breach or material default by Nuvelo of its covenants, agreements or obligations under this Agreement. To be eligible to be Indemnified as described above in this Section 14.2, the Nuvelo Indemnitees will provide Bayer with prompt written notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 14.2 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of Nuvelo Indemnitees). Bayer will be relieved of its obligations only if any failure by the Nuvelo Indemnitee to deliver prompt notice will have been prejudicial to its ability to defend such claims, suits, actions or demands. Nuvelo will have the right to retain its own counsel, at its own expense. Bayer will not settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, in a manner that would materially adversely affect Nuvelo, without Nuvelo’s prior written consent (not to be unreasonably withheld). Bayer’s obligation to Indemnify the Nuvelo Indemnitees pursuant to this Section 14.2 will not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any Nuvelo Indemnitee (including but not limited to that arising from the manufacture of Licensed Product by Nuvelo), (ii) that arise from any material breach by Nuvelo of any representation, warranty, covenant or obligation under this License Agreement or (iii) for which Nuvelo is obligated to Indemnify the Bayer Indemnitees pursuant to Section 14.1 of this License Agreement.

14.3 Product Liability Claims.

(a) Bayer hereby agrees to Indemnify the Nuvelo Indemnitees from and against any and all Losses arising from Product Liability Claims in the Bayer Territory and Nuvelo hereby agrees to Indemnify the Bayer Indemnitees from and against any and all Losses arising from Product Liability Claims in the Nuvelo Territory, except as follows: Each Party shall be solely responsible for all Product Liability Claims resulting from, and to the extent allocable to, (i) such Party’s or its Affiliate’s material failure to adhere to the terms of any Development or Commercialization plan approved by the JSC, (ii) the distribution by such Party or its Affiliate of

Promotional Materials that fall outside the guidelines established by the JSC, (iii) the making of any claim or representation in respect of the Licensed Product or the respective characteristics thereof by or on behalf of such Party or its Affiliate (by members of its sales force or otherwise) that have not been approved by the JSC or which do not represent an accurate summary or explanation of the labeling of the Licensed Product or a portion thereof or (iv) Non-Conformance of the Licensed Product where, with respect to Bayer, such Non-Conformance occurred after such Licensed Product was delivered to Bayer by Nuvelo and, with respect to Nuvelo, such Non-Conformance existed at the time such Licensed Product was delivered by Nuvelo.

(b) Each Party shall give the other prompt written notice of any Product Liability Claim, but the omission of such notice shall not relieve either Party from its obligations under this Section 14.4, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. With respect to each Product Liability Claim, Nuvelo shall have the first right to defend and settle such Product Liability Claim. In the event that Nuvelo does not assume the defense of such Product Liability Claim within ninety (90) days following Nuvelo’s receipt of notice of the commencement or assertion of such Product Liability Claim, Bayer shall have the right, but not the obligation, to take the lead role in the defense of such Product Liability Claim. The Party assuming the defense of any Product Liability Claim as permitted under this Section 14.4 (the “Controlling Party”) shall consult with the other Party on all material aspects of the defense and the Parties shall cooperate fully with each other in connection therewith. The non-defending Party shall also have the right to participate in the defense of any Product Liability Claim using attorneys of its choice, at its own expense. In furtherance of the Parties’ cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including without limitation the retention of counsel and defense of each Product Liability Claim. The Controlling Party will otherwise keep the other Party fully informed of the status and progress of the defense and any settlement discussions concerning the Product Liability Claim. Any settlement of a Product Liability Claim that would admit liability on the part of any Party or its Affiliates, or that would involve any relief other than the payment of money damages within a budget previously agreed to by the Parties, shall be subject to the prior written approval of both Parties, such approval not to be unreasonably withheld or delayed. All damages and expenses (including attorney’s fees) incurred in connection with the defense of a Product Liability Claim shall be allocated between Nuvelo and Bayer in accordance with Section 14.4(a).

14.4 Insurance. During the Term and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, respectively, which are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party; provided that Clinical Trial insurance policies will be required only while trials are ongoing. Such product liability insurance or self-insured arrangements shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of, for Nuvelo, the manufacture of the Licensed Product, and for each Party, the sale, distribution, or marketing of the Licensed Product in such Party’s portion of the Territory. Such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 14. Each Party will provide the other Party with a copy of the certificate of insurance or other evidence of such insurance and/or self-insurance, upon request. Each Party will provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance that materially adversely affects the rights of the other Party hereunder.

14.5 Limitation of Liability. EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 12, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES, WILL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES MEASURING LOST PROFITS OR BUSINESS OPPORTUNITIES. THIS SECTION 14.6, WILL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 14.1 THROUGH 14.4.

ARTICLE 15

TERM AND TERMINATION

15.1 Term. This Agreement will become effective on the Effective Date and will remain in full force and effect, unless earlier terminated pursuant to this Article 15, on a country-by-country basis until there is no remaining Royalty payment obligation in any country, as set forth in Section 8.5. Upon the expiry of Bayer’s obligation to pay Royalties under this Agreement for Licensed Product in a country, Bayer will have a fully paid-up, royalty-free, license for use of joint inventions and under the Nuvelo Technology and the Nuvelo Material and Manufacturing Information to use, sell, offer to sell, have sold, import, export and otherwise exploit, transfer physical possession of and transfer title or interest in or to Licensed Product in such country, and the purchase and supply commitments of the Parties in such case will terminate except as otherwise provided in the Manufacturing Agreement, if then in effect.

15.2 Remedies for Default.

(a) If any material representation or warranty made hereunder by either Party will have been untrue in any material respect (“Representation Default”), or upon any material breach or material default of an obligation of this Agreement by a Party (“Performance Default”), the Party not in default (“Non-Defaulting Party”) must first give the other Party (“Defaulting Party”) written notice thereof (“Notice of Default”), which notice must state the nature of the Representation Default or Performance Default in reasonable detail and must request the Defaulting Party cure such Representation Default or Performance Default within sixty (60) days. During any such 60-day period after receipt or delivery of a Notice of Default under this Section 15.2(a), all of the Party’s respective rights and obligations under the affected parts of this Agreement, including but not limited to Development, manufacturing and Commercialization, will (to the extent applicable) remain in force and effect. If the Defaulting Party disputes the existence, extent or nature of any default set forth in a Notice of Default or an alleged failure to cure a default, the Parties will use good faith efforts to resolve the dispute as provided in Section 16.1, and if those good faith efforts do not resolve the dispute, Nuvelo will have the rights set forth in Section 15.2(b) in the event of a Representation Default or a Performance Default by Bayer, and Bayer will have the rights set forth in Section 15.2(c) in the event of a Representation Default or a Performance Default by Nuvelo.

(b) Bayer. In the event of a Representation Default or a Performance Default by Bayer that will not have been cured within the 60-day period set forth in Section 15.2(a) above after receipt of a Notice of Default (or Bayer will not have presented a reasonably achievable plan to cure such Default as promptly as is reasonably practicable under the circumstances), and if efforts to resolve a dispute, if any, under Section 16.1 are unsuccessful, Nuvelo, at its option and on written notice to Bayer, may bring an action against Bayer for damages or equitable relief pursuant to Section 16.2; provided that such action shall be without prejudice to any of its other rights conferred on it by this Agreement and will be in addition to any other remedies available to it by law or in equity.

(c) Nuvelo. In the event of a Representation Default or a Performance Default by Nuvelo that will not have been cured within the 60-day period set forth in Section 15.2(a) after receipt of a Notice of Default (or Nuvelo will not have presented a reasonably achievable plan to cure such Default as promptly as is reasonably practicable under the circumstances), and, if efforts to resolve a dispute, if any under Section 16.1 are unsuccessful, Bayer, at its option and on written notice to Nuvelo, may bring an action against Nuvelo for damages or equitable relief pursuant to Section 16.2; provided that such action shall be without prejudice to any of its other rights conferred on it by this Agreement and will be in addition to any other remedies available to it by law or in equity.

(d) Subject to Section 13.4(d), if Amgen Inc. terminates the Amgen-Nuvelo Agreement due to a material breach of the Amgen-Nuvelo Agreement by Nuvelo, then at Amgen’s discretion Amgen shall have the right to terminate this Agreement or to require assignment of Nuvelo’s rights under this Agreement to Amgen. If Amgen elects to so terminate this Agreement at any time prior to [    *    ] years after the First Commercial Sale of a Licensed Product in a Major Country, Canada or Japan, then, within [    *    ] of such termination, Nuvelo shall pay to Bayer an amount equal to [    *    ] under this Agreement, including without limitation all [    *    ] prior to the date of such termination. If Amgen elects to so terminate this Agreement in any of the [    *    ] through the [    *    ] after the First Commercial Sale of a Licensed Product in a Major Country, Canada or Japan, the foregoing payment obligation shall be reduced by [    *    ] percent ([    *    ]%) per [    *    ] and if Amgen elects to so terminate this Agreement at any time after ten (10) years after the First Commercial Sale of Licensed Product in a Major Country, Canada or Japan, Nuvelo shall have no obligation to pay Bayer under this Section 15.2(d).

(e) Subject to Section 13.5, if Amgen Inc. terminates the Amgen-Nuvelo Agreement due to a breach of this Agreement by Bayer at any time prior to [    *    ] years after the First Commercial Sale of Licensed Product in any Major Country, Canada or Japan, then within [    *    ] of such termination, Bayer shall pay to Nuvelo all [    *    ] as notified by Nuvelo to Bayer in writing, together with all [    *    ] as of the effective date of such termination, whether or not such [    *    ] are otherwise payable [    *    ]. If Amgen elects to so terminate the Amgen-Nuvelo Agreement in any of the [    *    ] through the [    *    ] after the First Commercial Sale of a Licensed Product in a Major Country, Canada or Japan, the foregoing payment obligation shall be reduced by [    *    ] percent ([    *    ]%) per year, and if Amgen elects to so terminate the Amgen-Nuvelo Agreement at any time after [    *    ] after the First Commercial Sale of Licensed Product in a Major Country, Canada or Japan, Bayer shall have no obligation to pay Nuvelo under this Section 15.2(e).

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

15.3 Bankruptcy.

(a) Either Party may terminate this Agreement if the other Party (the “Bankrupt Party”) will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets, or if the Bankrupt Party proposes a written agreement of composition or extension of its debts, or if the Bankrupt Party will be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there will have been issued a warrant of attachment, execution, or similar process against it, filed in any insolvency proceeding, and the petition will not be dismissed within ninety (90) days after the filing thereof, or if the Bankrupt Party will propose or be a party to any dissolution or liquidation, or if the Bankrupt Party will make an assignment for the benefit of creditors.

(b) All rights and licenses granted under or pursuant to this Agreement by Nuvelo or Bayer are and will otherwise be deemed to be for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a bankrupt Party under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, and same, if not already in the other Party’s possession, will be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor, unless the non-bankrupt Party (or a trustee on behalf of the non-bankrupt Party) elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the non-bankrupt Party, upon written request therefor by the other Party.

15.4 Bayer Termination; Effects of Termination. Bayer may at its option, at any time during the Term, terminate this Agreement upon giving Nuvelo twelve (12) months’ written notice. If Nuvelo commits a Performance Default for failure to timely pay any Development Expenses in accordance with Section 4.7 and does not cure such Performance Default within the period set forth in Section 15.2(a) after receipt of a Notice of Default, Bayer may terminate this Agreement upon giving Nuvelo sixty (60) days’ written notice. In addition to any other remedies that may be available at law or equity, upon termination of this Agreement, the rights and obligations of the Parties will be as set forth in this Section 15.4. In addition, if Bayer terminates this Agreement under the first sentence of this Section 15.4, Bayer will continue to reimburse Nuvelo for Bayer’s share of Development Expenses under Section 4.7 incurred in conducting Global Development Programs approved by the JSC prior to the date of Bayer’s notice of termination to Nuvelo.

(a) The following provisions will remain in full force and effect after the expiration or termination of this Agreement: Article 1 (Definitions); Article 10 (Payments, Records, Audit, only with respect to accrued rights and obligations as to payments); Article 11

(Publications); Article 12 (Confidentiality); Section 13.6 (Disclaimers); Article 14 (Indemnification); Article 15 (Term and Termination); Article 16 (Dispute Resolution); and Article 17 (General).

(b) The Parties will retain their respective ownership rights as set forth in Section 9.1. Nuvelo will have the right to file, prosecute, defend and maintain Joint Patent Rights under Section 9.2 and Product Trademarks under Section 9.2, enforce Joint Patent Rights under Section 9.3 and Product Trademarks under Section 9.3 and defend any action claiming the infringement of any Third Party Patent Rights or any Third Party Trademark under Section 9.4 and to publish under Article 11.

(c) Bayer will within thirty (30) days (other than with respect to Nuvelo Material and Manufacturing Information, in which case by no later than completion of its obligations, if any, under Section 15.4(d) below) destroy, or at Nuvelo’s request return, all Nuvelo Confidential Information, Nuvelo Know-How and Nuvelo Material and Manufacturing Information (other than with respect to maintaining one (1) archival copy of Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations hereunder) and will provide Nuvelo with certification by an officer of Bayer that all such materials have been destroyed or returned to Nuvelo. Nuvelo will within thirty (30) days destroy, or at Bayer’s request return, all Bayer Confidential Information and Bayer Know-How (other than with respect to maintaining one (1) archival copy of Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations hereunder) and will provide Bayer with certification by an officer of Nuvelo that all such materials have been destroyed or returned to Bayer.

(d) Bayer will promptly transfer to Nuvelo ownership of all Regulatory Filings and Regulatory Approvals then in Bayer’s name for all Licensed Product and will notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership. Bayer will assign to Nuvelo Bayer’s right, title and interest in the Product Trademarks. Bayer will grant to Nuvelo a paid up, royalty-free, non-exclusive, worldwide license under Bayer’s copyrights in all Promotional Materials. If ownership of a Regulatory Filing or Regulatory Approval in any country cannot be transferred from Bayer to Nuvelo, Bayer will grant to Nuvelo an exclusive right of access and reference to the Regulatory Filing or Regulatory Approval in the country in order to enable Nuvelo to become a sponsor and party of record of an IND. If such right of access and reference is not sufficient to permit Nuvelo to file a Drug Approval Application and receive Regulatory Approval or to Develop, manufacture or Commercialize Licensed Product, Bayer will provide Nuvelo with any and all information necessary for Nuvelo to carry out such activities.

(e) Nuvelo will have the right to use Bayer’s Trademarks in the selling of any existing inventory of Licensed Product(s) and to use Promotional Materials it then has on hand, but only if Nuvelo promptly creates new Promotional Materials (which do not use Bayer’s corporate name and/or logo), with no obligation of accounting to Bayer. The license granted by Bayer to Nuvelo under Section 2.3 will survive termination of this Agreement by Nuvelo under Section 15.2 or Section 15.3, except that the rights conferred thereunder will become worldwide upon such termination.

(f) Bayer will within thirty (30) days (other than with respect to Third Party agreements entered into pursuant to Section 2.4, in which case by no later than completion of its obligations if any under Section 15.4(g) below), at the request of Nuvelo, assign (if assignable under its terms) to Nuvelo all of Bayer’s rights and obligations under any then-existing Third Party licenses having a license grant limited specifically to Licensed Product, regarding the use, selling, offering to sell, and importing, exporting or otherwise transferring physical possession of or otherwise transferring title in or to Licensed Product and will not (until receiving notice of whether or not Nuvelo desires such an assignment) terminate or amend any such Third Party license. Otherwise, Bayer will, at the request of Nuvelo, sublicense (if sublicensable under its terms) to Nuvelo all of Bayer’s rights and obligations under any then-existing Third Party licenses regarding the use, selling, offering to sell, and importing, exporting or otherwise transferring physical possession of or otherwise transferring title in or to Licensed Product and will not (until receiving notice of whether or not Nuvelo desires such a license) terminate or amend any Third Party license. The assignment or sublicense will be made for no additional consideration and be under the same terms and conditions as the underlying agreement.

(g) If Nuvelo becomes entitled to terminate this Agreement at any time after the First Commercial Sale of Licensed Product in the Bayer Territory, Bayer will, in no event in excess of ninety (90) days after Nuvelo’s delivery of notice of termination to Bayer (other than with respect to obligations which explicitly exceed such 90-day period), conduct an orderly transition of rights and responsibilities from Bayer to Nuvelo or to a Third Party, as the case may be. Further, Bayer will cooperate and assist Nuvelo to effect any such transition of rights and responsibilities in an orderly, reasonable and businesslike manner. The assistance will include, but not be limited to (i) making its personnel and other resources reasonably available to Nuvelo, as necessary and (ii) transferring copies of all relevant information, files or data containing Information and all Materials to Nuvelo.

(h) Except as expressly set forth in this Section 15.4, all other rights and obligations under this Agreement will terminate upon termination of this Agreement in accordance with this Article 15.

15.5 Accrued Rights. Termination, relinquishment or expiration of any licenses under this Agreement for any reason in accordance with this Article 15 will be without prejudice to any rights which will have accrued to the benefit of either Party or any liability incurred by either Party prior to the effective date of termination, relinquishment or expiration, and will not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE 16

DISPUTE RESOLUTION

16.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement.

(a) The Parties will undertake good faith efforts to resolve any dispute in good faith. In the event the Parties will be unable to resolve such dispute, either Party may, by written notice to the other Party, have any dispute between the Parties referred to the Chief Executive Officer of Nuvelo and the Head of the Pharmaceutical Division of Bayer who shall meet for attempted resolution by good faith negotiations within thirty (30) days after such matter is referred to such officers. In the event such designated officers are not able to resolve such dispute within such thirty (30)-day period, then either of such designated officers may, but shall not be obligated to, request, within five (5) business days after the expiration of such period, that the Parties attempt non-binding mediation of any such matter for a period not to exceed thirty (30) days. Upon any such request, the Parties shall participate in good faith in such non-binding mediation. If the matter remains unresolved after such thirty (30)-day mediation period, or if neither of such designated officers so requests such non-binding mediation, then any such unresolved matter shall be resolved as set forth in Section 16.1(b) or Section 16.1(c), as applicable.

(b) Any Expert Matter shall be resolved by expedited arbitration by an Expert as follows:

(1) Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate Expert. If the Parties are not able to agree within five (5) days after the receipt by a Party of the written request in the immediately preceding sentence, the CPR Institute for Dispute Resolution, or such other similar entity as the Parties may agree, shall be responsible for selecting an Expert within seven (7) days of being approached by a Party. The fees and costs of the Expert and the CPR Institute for Dispute Resolution (or such other entity) shall be borne equally by Nuvelo and Bayer.

(2) Within fifteen (15) days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement. Each Party shall have five (5) business days from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

(3) No later than thirty (30) days after the designation of the Expert, the Expert shall make a determination and shall provide the Parties with a written statement setting forth the basis of the determination. The decision of the Expert shall be final, binding and conclusive, absent manifest error.

(c) Any unresolved dispute that is not an Expert Matter shall, at the election of either Party, be decided by litigation in accordance with Section 16.2. Notwithstanding the above, either Party will be entitled at all times and without delay to seek equitable relief, provided that such relief is sought exclusively from a court as provided in Section 16.2.

16.2 Governing Law; Judicial Resolution. Resolution of all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of New York as applied to agreements executed and performed entirely in the State of New York by residents of the State of New York, without regard to conflicts of law rules. Subject to Section 16.1, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the United States District Court for the Southern District of New York (collectively, the “Courts”), for any action, suit or proceeding (other than appeals therefrom) solely for a dispute arising out of this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) solely for disputes arising out of this Agreement except in such courts. Submission to United States jurisdiction is for the limited purpose of disputes arising out of this Agreement and does not create general jurisdiction. Each party hereby consents to the jurisdiction of the Courts and waives any other venue to which it may be entitled by virtue of domicile or otherwise.

16.3 Patent and Trademark Dispute Resolution. Notwithstanding the above Section 16.2, as between the Parties, any dispute, controversy or claim relating to the scope, validity, enforceability, inventorship or ownership of intellectual property rights shall be submitted by either Party to a court of competent jurisdiction in the country in which such rights apply.

ARTICLE 17

GENERAL

17.1 Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting Force Majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding anything to the contrary, failure to fulfill payment obligations may only be excused under this Section 17.1 if the actual payment process is affected by the Force Majeure.

17.2 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered or, if sent by facsimile, electronic transmission is confirmed. Unless otherwise notified in writing, the mailing addresses and fax numbers for notice of the Parties will be as described below.

For Bayer:	Bayer HealthCare AG
Division Pharmaceuticals
D-51368 Leverkusen
Attention: Business Development and Licensing
Facsimile: +49-202-36-5646

With a copy to:

Bayer HealthCare AG CAO-Law and Patents D-51368 Leverkusen Attention: General Counsel Facsimile: +49-214-82986

For Nuvelo:	Nuvelo Inc.
201 Industrial Road, Suite 310 San Carlos, Ca 94070

Attention: Chief Executive Officer

With a copy to: General Counsel

17.3 Maintenance of Records. Each Party will keep and maintain all records required by law or regulation with respect to Licensed Product and will make copies of such records available to the other Party upon request.

17.4 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

17.5 Assignment. Other than as set forth in Section 2.4 with respect to Bayer’s right to grant Sublicenses under this Agreement and in Sections 13.4(d) and 15.2(d) with respect to the possible assignment of Nuvelo’s rights under this Agreement to Amgen, Inc., neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to an entity that acquires all or substantially all of the assets of such Party to which this Agreement pertains, whether in a merger, consolidation, reorganization, acquisition, sale or otherwise, so long as such entity shall assume (expressly in writing or by operation of law) the performance of all of the terms of this Agreement. Notwithstanding the foregoing, Nuvelo shall provide written notice to Bayer of any proposed acquisition by a Third Party of all or substantially all of the assets of Nuvelo to which this Agreement pertains sufficiently in advance of any such acquisition as to allow Bayer a reasonable opportunity to make a counteroffer to such Third Party acquisition. This Agreement will be binding on the successors and assigns of the assigning Party, and the name of a Party appearing herein will be deemed to include the name(s) of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.5 will be null and void and of no legal effect. The assigning Party will forward to the other Party a copy of those portions of each fully executed assignment agreement that relate to the assumption of the rights and responsibilities of the assigning Party, within sixty (60) days of the execution of such assignment agreement.

17.6 Performance by Affiliates. Each of Nuvelo and Bayer acknowledge that obligations under this Agreement may be performed by Affiliates of Nuvelo and Bayer. Each of Nuvelo and Bayer guarantee performance of this Agreement by its Affiliates, notwithstanding any assignment to Affiliates in accordance with Section 17.5 of this Agreement. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that the Affiliates/entities may not make decisions inconsistent with this Agreement, nor amend the terms of this Agreement or act contrary to its terms in any way. Bayer will forward to Nuvelo a copy of each fully executed sublicense agreement within sixty (60) days of the execution. In case any Affiliate of a Party materially breaches this Agreement, the non-breaching Party will have the right to bring a cause of action directly against the other Party whether or not its Affiliate is named as a defendant in that action.

17.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

17.8 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provisions will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement, as evidenced by the terms of this Agreement in accordance with Section 17.8, may be realized.

17.9 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit will mean references to such Article, Section or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time-to-time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

17.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.11 Independent Contractors. The relationship between Bayer and Nuvelo created by this Agreement is one of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee (express or implied) on behalf of the other Party for any purpose whatsoever. Each Party will use its own discretion and will have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

17.12 No Benefit of Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any Third Parties.

17.13 Use of Name. Except as expressly provided in this Agreement, no Party hereto will use, and no rights are granted in or to, the names or Trademarks (including the names “Nuvelo” and “Bayer”), physical likeness, employee names or owner symbol of the other Party for any purpose (including, without limitation, private or public securities placements) without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as the use of such name is limited to an objective statement of fact rather than for endorsement purposes. Neither Party will use any Trademark which either substantially resembles or is confusingly similar to, misleading or deceptive with respect to, or which dilutes any of the other Party’s Trademarks in connection with the subject matter of this Agreement.

17.14 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

17.15 Export Requirements. It is understood and acknowledged that the transfer of certain commodities and technical data may be subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Each Party hereby agrees and by entering into this Agreement gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data within Information and Materials, that it will be solely responsible for any violation of any such laws and regulations by itself, its Affiliates or its Sublicensees, and that it will indemnify, defend and hold the other Party harmless from any liability in the event of any legal action of any nature occasioned by such violation, pursuant to Section 14.1 (in the case of Nuvelo) or Section 14.2 (in the case of Bayer).

17.16 Entire Agreement; Amendment. Except for the Mutual Confidential Disclosure Agreement dated November 15, 2005 between the Parties, this Agreement (including all Exhibits) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. This Agreement may only be modified or supplemented in a writing expressly stated for this purpose and signed by an authorized officer of each Party (i.e., it may not be modified by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like).

17.17 Exhibits. All Exhibits referenced herein and attached hereto are incorporated in this Agreement by reference.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

NUVELO, INC.		BAYER HEALTHCARE AG

By:	/s/ Ted W. Love	By:
Print Name:	Ted W. Love	Print Name:
Title:	Chairman & CEO	Title:

By:
Print Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

NUVELO, INC.	BAYER HEALTHCARE AG

By:	By:	/s/ Rey
Print Name:	Print Name:	Rey
Title:	Title:	BHC General Counsel

	By:	/s/ ppa Joachim Neipp
	Print Name:	Neipp
	Title:	BHC-PH Vice President Finance

EXHIBIT A

DEFINED TERMS

A.1 “Affiliate” means, with respect to a Party, an individual, a partnership, a joint venture, a corporation, or any other entity or any combination of the aforementioned entities that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” will mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Party, whether through ownership of more than fifty percent (50%) of the voting securities of such Party, by contract or otherwise.

A.2 “Alfimeprase” means the polypeptide having the amino acid sequence which is set forth in Exhibit B.

A.3 “Amgen-Nuvelo Agreement” means the license agreement by and between Amgen Inc. and Nuvelo, Inc. dated 4 November 2004.

A.4 “Bayer Know-How” means all Information and Materials Controlled by Bayer during the term of this Agreement necessary or useful to manufacture, Develop or Commercialize of Licensed Product, including but not limited to the following information: (1) all Bayer-sponsored collaborator data and results (subject to any contractual confidentiality obligations of Bayer to Third Parties regarding such results); (2) any regulatory data which Bayer provides to Nuvelo; and (3) such information which Bayer expressly designates in writing it intends to include as Bayer Know-How under this Agreement.

A.5 “Bayer Patent Rights” means Bayer’s rights in those Patent Rights Controlled by Bayer during the term of this Agreement that would, but for the licenses granted by Bayer to Nuvelo under this Agreement, be directly or contributorily infringed by the manufacture, use or sale of Licensed Product.

A.6 “Bayer Technology” means all Bayer Patent Rights and Bayer Know-How and Bayer’s interest in the Joint Patent Rights and Joint Know-How.

A.7 “Bayer Territory” means all countries in the world except for the United States.

A.8 “Bayer Territory Drug Laws” means all laws, rules and regulations that are applicable to the manufacture, use, sale, and promotion of pharmaceutical products for human use in the Bayer Territory and that materially affect Bayer’s performance under this Agreement, including any such laws, rules or regulations that correspond to any US Drug Laws.

A.9 “Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Phase 4 Clinical Trial.

A. 10 “Commercialize” or “Commercialization” means all activities relating to the promotion, marketing, advertisement, sale, reimbursement and distribution of Licensed Product, and other pre-launch and post-launch marketing and sale activities for Licensed Product for all indications.

A.11 “Commercially Reasonable Efforts” means the level of efforts and resources required to Develop, manufacture and Commercialize, as applicable, a Licensed Product in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company (in the case of Nuvelo) or pharmaceutical company (in the case of Bayer) would typically devote to a product of similar market potential at a similar stage in its product life, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Commercially Reasonable Efforts will be determined on a country-by-country (each country including its territories) basis for a particular Licensed Product, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Licensed Product and the country (including its territories) involved. Commercially Reasonable Efforts requires that the Party, at a minimum: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an ongoing basis; (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

A.12 “Competitive Product” means any [    *    ] other than Licensed Product, that [    *

*
*
*	]

A.13 “Confidential Information” means all Information received by either Party from the other Party pursuant to this Agreement, other than that portion of such Information which:

(a)	is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)	was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d)	has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

(e)	has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as demonstrated by competent written proof.

A.14 “Control” or “Controlled” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and possesses the ability to grant the other party access, a license or sublicense as applicable in or to such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

A.15 “Country Specific Trial” means any Clinical Trial relating to Licensed Product that is conducted or sponsored by a Party in its portion of the Territory and that is not a Global Development Program.

A.16 “Development” or “Develop” means all non-clinical and clinical activities including without limitation, all Clinical Trials, undertaken for Licensed Product to file a Drug Approval Application and obtain Regulatory Approval of Licensed Product. For the avoidance of doubt, these activities will include drug development activities, including among other things: animal pharmacology, toxicology, statistical analysis and report writing, CMC activities, manufacturing process development, and the manufacture of non-clinical and clinical supplies, product approval and registration, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.

A.17 “Development Expense” means expenses incurred by a Party or for its account on or after January 1, 2006, which are specifically attributable to the Development of Licensed Product, including, without limitation:

(a)	costs of non-clinical design and evaluation of Licensed Product, and costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Licensed Product (such costs include the costs of any consultants or other Third Parties engaged by a Party to conduct such design or evaluation);

(b)	costs of manufacturing clinical supplies of Licensed Product and, to the extent included in an approved budget for a Global Development Program or otherwise approved by the JSC, costs of process development, CMC activities and scale up of Licensed Product manufacturing; provided, that such costs shall not be included in the transfer price charged pursuant to the Manufacturing Agreement;

(c)	costs of conducting Clinical Trials on Licensed Product including the manufacturing cost of clinical supplies of the Licensed Product, regulatory compliance, quality control, medical affairs, clinical operations and study subject recruitment;

(d)	costs of preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain approval to commence Clinical Trials or to obtain Regulatory Approval for Licensed Product;

(e)	fees, including FDA user fees, associated with Regulatory Submissions and Regulatory Filings in the United States or the Bayer Territory or other U.S. and foreign governmental requirements related to Licensed Product;

(f)	costs of Third Party licenses under Patents or other intellectual property rights reasonably necessary to develop Licensed Product, but excluding any payments to Amgen Inc. under the Amgen-Nuvelo Agreement; and

(g)	such other costs directly related to Development that are included in or contemplated by Development plans or annual Development budgets approved by the JSC;

(h)	direct project expenses incurred by third parties being invoiced for services or materials for use in Development of Licensed Products;

(i)	Licensed Product related FTEs; and

(j)	excludes the Parties’ overhead expenses to the extent not included in FTE Costs.

For purposes of calculating a Party’s internal Development Expenses, the cost of each Party’s FTEs shall be calculated using an FTE rate of $[    *    ] for a U.S. based FTE and using an FTE rate of €[    *    ] for a Bayer Territory based FTE, which shall include the costs associated with the FTE’s compensation, benefits, and all associated support and overhead. Beginning with calendar year 2007, the foregoing FTE rates shall be subject to an annual increase at the beginning of each calendar year by the percentage increase, if any, in the Consumer Price Index for all Urban Consumers for all Items, using index base 1982-84=100 (“CPIU”), as published by the Bureau of Labor Statistics of the United States Department of Labor for the calendar month most recently preceding such calendar year over the CPIU for the same calendar month in the immediately preceding calendar year.

A.18 “Dollar” means a United States dollar, and “$” will be interpreted accordingly.

A.19 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug or to treat a particular indication in a regulatory jurisdiction, including without limitation: (a) (i) a Biologics License Application (BLA) pursuant to 21 C.F.R. 601.2, submitted to the FDA, or any successor application or procedure and (ii) any counterpart of a U.S. BLA in another country in the Bayer Territory; and (b) all supplements and amendments, including supplemental BLAs (and any foreign counterparts), that may be filed (e.g., to expand the label) with respect to the foregoing.

A.20 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated or consulting with either Party with such scientific, technical and regulatory experience with respect to the development of thrombolytic products as is necessary to resolve a dispute. The Expert shall not be or have been at any time an Affiliate, employee, consultant, officer or director of either Party or any of its respective Affiliates.

A.21 “Expert Matter” means any matter that is referred for resolution to an Expert by mutual agreement of the Parties.

A.22 “FDA” means the United States Food and Drug Administration, or any successor thereto.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

A.23 “FTE” means the equivalent of one person working full time for one 12-month period in a Development, regulatory or other relevant capacity, approximating [    *    ] hours per year. For clarity, however, a single U.S. based individual who works more than [    *    ] hours in a single year shall be treated as one FTE regardless of how many hours in excess of [    *    ] hours he or she works in the year. For a Bayer Territory based individual, the number of hours worked in a single year to be considered as one FTE will be mutually agreed on by the Parties.

A.24 “Field Force” means pharmaceutical sales representatives and medical science liaisons or their equivalents.

A.25 “First Commercial Sale” means, on a country-by-country basis in the Bayer Territory, the initial transfer by Bayer or its Affiliates or Sublicensees under this Agreement of a Licensed Product to a non-Sublicensee Third Party in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, following Regulatory Approval to market such Licensed Product in a country.

A.26 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected will have used reasonable efforts to avoid such occurrence and to remedy it promptly if it will have occurred.

A.27 “GAAP” means United States generally accepted accounting principles.

A.28 “Global Development Programs” means (a) with respect to the acute peripheral arterial occlusion and catheter occlusion indications, those Clinical Trials relating to Licensed Product sponsored by Nuvelo that are in progress but not complete as of the Effective Date, including HA-004, HA-005, HA-006, HA-007, and HA-008 and (b) with respect to stroke, deep vein thrombosis, or any other indications approved by the JSC, those Clinical Trials recommended by the JDC and approved by the JSC that are part of an integrated clinical development program whose primary goal is to generate data that the Parties anticipate at the time of trial design to be required to obtain Regulatory Approval of Licensed Product in the United States, the Major Countries, Canada and Japan. “Global Development Programs” also includes such CMC activities, manufacturing process development and manufacture of clinical supplies of Licensed Product as are approved by the JSC. Global Development Programs may be conducted entirely or partially within the United States, or completely within the Bayer Territory. “Global Development Programs” excludes pricing studies and studies conducted for formulary approval.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

A.29 “IND” means an Investigational New Drug application or its equivalent outside the United States.

A.30 “Information” means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

A.31 “Initiation” means the administration of Licensed Product to the first patient in a Global Development Program or a Country Specific Trial.

A.32 “Joint Know-How” means Information and Materials characterized, conceived, developed, derived, generated or identified jointly by employees of or consultants to Bayer and employees of or consultants to Nuvelo from the Effective Date through the Term.

A.33 “Joint Patent Rights” means all Patent Rights that claim or disclose Joint Know-How.

A.34 “Knowledge” means a Party’s and its Affiliates’ understanding in good faith of the relevant facts and information after due inquiry and reasonable investigation, resulting from the reasonable conduct of its business affairs, but without the requirement of performing an investigation with respect to any such facts and information by reason of the execution of this Agreement. Needs additional detail

A.35 “Licensed Product” means Alfimeprase formulated for administration in humans.

A.36 “Losses” means liabilities, costs, fees, expenses and/or losses, including without limitation reasonable legal costs and expenses and attorneys’ fees for outside counsel.

A.37 “Major Country” means France, Germany, Italy, United Kingdom or Spain.

A.38 “Materials” means biological materials including, but not limited to, Licensed Product, screens, animal models, cell lines, cells, nucleic acids, receptors and reagents.

A.39 “Net Sales” means all revenues recognized in accordance with GAAP from the sale or other disposition of Licensed Product by Bayer or its Affiliates or Sublicensees to a non-Sublicensee Third Party after deducting returns and allowances (actually paid or allowed) including, but not limited to, prompt payment and volume discounts, price reductions, including government reimbursement programs in the Bayer Territory similar to Medicare and Medicaid and similar types of rebates, chargebacks from wholesalers of Licensed Product (whether in cash or trade), and rebates, when included in gross sales, but not including taxes when assessed on income derived from such sales. Amounts received by Bayer or its Affiliates for the sale of Licensed Product among Bayer or its Affiliates for resale or for transfer of Licensed Product to a Sublicensee for resale will not be included in the computation of Net Sales hereunder.

Solely for the purpose of calculating Net Sales of Licensed Products, if Bayer or its Affiliate or Sublicensee sells such Licensed Products in the form of a combination product containing any Licensed Product and one or more active ingredients or a delivery device (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the Royalty due to Nuvelo pursuant to this Agreement will be calculated by multiplying actual Net Sales of such Combination Product as determined in the first paragraph of this definition of “Net Sales” by the fraction A/(A+B) where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other active ingredient(s) or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to Nuvelo pursuant to this Agreement for the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C where A is the invoice price of the Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, the Licensed Product component is not sold separately in that country, Net Sales for the purposes of determining royalties due to Nuvelo pursuant to this Agreement for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Licensed Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) or delivery device included in such Combination Product as such fair market values are determined by mutual agreement of the Parties.

A.40 “Non-Conformance” shall mean the failure of the Licensed Product to conform to specifications for the Licensed Product as set forth in the Manufacturing Agreement or as otherwise agreed upon in writing by the Parties.

A.41 “Nuvelo Know-How” means all Information and Materials Controlled by Nuvelo prior to or during the Term necessary or useful for the Development or Commercialization of Licensed Product, including but not limited to the following information: (1) information disclosed in the IND for Alfimeprase as of the Effective Date; (2) information disclosed as of the Effective Date in any IND supplements for Alfimeprase; (3) all Nuvelo-sponsored collaborator data and results (subject to any contractual confidentiality obligations of Nuvelo to Third Parties regarding such results); (4) any regulatory data which Nuvelo provides to Bayer; and (5) such information which Nuvelo expressly designates in writing it intends to include as Nuvelo Know-How under this Agreement. Nuvelo Know-How does not include Nuvelo Material and Manufacturing Information.

A.42 “Nuvelo Material and Manufacturing Information” means the most current version of (i) the Materials (other than Licensed Product); and (ii) the Information pertaining to the manufacture of Licensed Product including, without limitation, Information contained in the CMC section of any applicable Regulatory Filings or Information regarding Nuvelo’s manufacturing facility.

A.43 “Nuvelo Patent Rights” means Nuvelo’s rights in those Patent Rights Controlled by Nuvelo during the term of this Agreement that would, but for the licenses granted by Nuvelo to Bayer under this Agreement, be directly or contributorily infringed by the manufacture, use or sale of Licensed Product. Nuvelo Patent Rights shall include, without limitation, Nuvelo’s rights in those Patent Rights Controlled by Nuvelo on the Effective Date with respect to the Licensed Product and listed in Exhibit C.

A.44 “Nuvelo Technology” means all Nuvelo Patent Rights and Nuvelo Know-How and Nuvelo’s interest in the Joint Patent Rights and Joint Know-How.

A.45 “Nuvelo Territory” means the United States (as defined below).

A.46 “Patent Rights” means (i) a pending application for a patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof; or (ii) an issued, unexpired patent (with the term “patent” being deemed to encompass, without limitation, an inventor’s certificate) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof.

A.47 “Phase 1 Clinical Trial(s)” means those clinical trials conducted in patients or normal volunteers and designed to determine the metabolism and pharmacologic actions of Licensed Product in humans, the side effects associated with Licensed Product, early evidence on effectiveness, structure-activity relationships, or mechanism of action in humans, and that satisfy the requirements of 21 CFR 312.21(a) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the United States.

A.48 “Phase 2 Clinical Trial(s)” means those clinical trials that are designed to establish the safety and preliminary efficacy of Licensed Product for its intended use, and to define warnings, precautions, and adverse reactions that are associated with the drug in the dosage range to be prescribed and that satisfy the requirements of 21 CFR 312.21(b) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the United States.

A.49 “Phase 3 Clinical Trial(s)” means those clinical trial(s) that satisfy the provisions of 21 CFR 321.21(c) and any successor regulation, or the equivalent thereof in any jurisdiction outside the United States, and are designed to gather additional evidence of safety and efficacy of Licensed Product to support Regulatory Approval and to evaluate the overall risks and benefits of a Licensed Product.

A.50 “Phase 4 Clinical Trial(s)” means those clinical trial(s), conducted pre-or post-launch of a Licensed Product that may be required for approval or maintenance of a Drug Approval Application or that may be conducted by discretion. “Phase 4 Clinical Trials” may include safety or surveillance studies, pharmacoeconomic studies, pharmacoepidemiology studies or investigator sponsored studies.

A.51 “Product Liability Claim” means any Third Party claim, suit, action or demand that arises as a result of use of the Licensed Product during the Term that results in personal injury or death.

A.52 “Product Trademark” means any trademarks and trade names (and trademark applications (whether or not registered) together with all goodwill associated therewith, and any renewals, extensions or modifications thereto), trade dress and packaging which (a) are owned by or Controlled by either Party and (b) are applied to or used with Licensed Product or any Promotional Materials.

A.53 “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter including, but not limited to, journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party in connection with any promotion of Licensed Product, except for (i) the Regulatory Authority-approved full prescribing information for a Licensed Product, including any required patient information and (ii) all labels and other written, printed or graphic matter upon any container, wrapper, or any package insert or outsert utilized with or for a Licensed Product.

A.54 “Recall” means an event, incident or circumstance that may result in the need for a “recall” or “market withdrawal” (as those terms are defined in U.S. regulations in 21 C.F.R. 7.3 or other similar national, state or local law or regulations) or field alert or field correction of Licensed Product or any lot thereof.

A.55 “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals, reimbursement approval and price approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA or equivalent foreign Regulatory Authorities, necessary for the distribution, use or sale of Licensed Product in a regulatory jurisdiction. Regulatory Approval does not include any site license for a Nuvelo manufacturing facility.

A.56 “Regulatory Authority” means the FDA or any foreign counterpart of the FDA.

A.57 “Regulatory Filings” means collectively, Indus, establishment license applications (ELAs) and drug master files (DMFs), applications for designation of a Licensed Product as an “Orphan Product” under the Orphan Drug Act, or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by the FDA or equivalent foreign Regulatory Authorities for the Development, manufacture or Commercialization of a Licensed Product.

A.58 “Royalty” or “Royalties” means those amounts payable as royalties by Bayer to Nuvelo pursuant to Section 8.3 of this Agreement.

A.59 “Sublicensee” means a Third Party to whom Bayer will have granted a license or sublicense under Bayer’s rights pursuant to Section 2.4 to sell, offer for sale, or import Licensed

Product in one or more Sublicense Countries. Solely for the purpose of any compensation payable to Nuvelo hereunder, “Sublicensee” will include a Third Party to whom Bayer or another Sublicensee will have granted the right to distribute Licensed Product wherein such distributor pays to Bayer or such other Sublicensee a royalty based upon the revenues received by the distributor for the sale of Licensed Product, but will not include (i) any Third Party who receives an implied license to use a unit of Licensed Product arising by operation of law, as a consequence of the purchase of said unit of Licensed Product or (ii) any Third Party where Bayer or another Sublicensee sells Licensed Product at a fixed transfer price to such distributor for resale by such distributor and Bayer is not compensated based on the resale price of such Licensed Product by such distributor.

A.60 “Sublicense Countries” means all countries in the Bayer Territory other than those countries in the European Community, Australia, Canada, Japan and the People’s Republic of China.

A.61 “Term” has the meaning set forth in Section 15.1.

A.62 “Territory” means, collectively, the Bayer Territory and the Nuvelo Territory.

A.63 “Third Party” means any individual, or entity other than Nuvelo or Bayer or an Affiliate of either of them.

A.64 “Third Party Payment” means all upfront payments, milestone payments, license fees, royalties or other payments, payable to any Third Party under any Third Party Agreement, other than the Amgen-Nuvelo Agreement, deemed necessary by Bayer to use, sell, offer to sell, and import, export or otherwise transfer physical possession of or otherwise transfer title in Licensed Product.

A.65 “Trademark” means any and all corporate names, trade names, service marks, logos or trademarks and trademark applications (whether or not registered) together with all good will associated therewith, and any renewals, extensions or modifications thereto either filed or used.

A.66 “United States” or “US” means the United States of America, together with its territories and possessions.

A.67 “US Drug Laws” means all United States federal and state laws, rules and regulations applicable to the manufacture, use, sale, and promotion of pharmaceutical products for human use in the United States, including without limitation the United States Food, Drug and Cosmetics Act and all rules regulations promulgated thereunder.

A.68 “Valid Claim” means (i) an unexpired claim of an issued patent within the Nuvelo Patent Rights and Joint Patent Rights that has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the country of the patent, from which decision no appeal is taken or can be taken; or (ii) a claim of a pending application within the Nuvelo Patent Rights and Joint Patent Rights, wherein such pending application claims a first priority no more than ten (10) years prior to the date upon which pendency is determined.

EXHIBIT B

PROTEIN SEQUENCE OF ALFIMEPRASE

RN	259074-76-5 ZREGISTRY

CN	3-203-Fibrolase [3-serine] (Agkistrodon contortrix contortrix recombinant) (9CI) (CA INDEX NAME)

FS	PROTEIN SEQUENCE

SQL	201

NTE

type	location		description
bridge bridge bridge	Cys-116 Cys-156 Cys-158	- Cys-196 - Cys-180 - Cys-163	disulfide bridge disulfide bridge disulfide bridge

SEQ	1	SFPQRYVQLV	VADHRMNTK	YNGDSDKIRQ	WVHQIVHTIN	EIYRPLNIQF

	51	TLVGLEIWSN	QDLITVTSVS	HDTLASFGNW	RETDLLRRQR	HDNAQLLTAI

	101	DFDGDTVGLA	YVGGMCQLKH	STGVIQDHSA	INLLVALTMA	HELGHNLGMN

	151	HDGNQCHCGA	NSCVMAAMLS	DQPSKLFSDC	SKKDYQTFLT	VNNPQCILNK

	201	P

SEQ3	1	Ser-Phe-Pro-Gln-Arg-Tyr-Val-Gln-Leu-Val-

	11	Ile-Val-Ala-Asp-His-Arg-Met-Asn-Thr-Lys-

	21	Tyr-Asn-Gly-Asp-Ser-Asp-Lys-Ile-Arg-Gln-

	31	Trp-Val-His-Gln-Ile-Val-Asn-Thr-IlE-Asn-

	41	Glu-Ile-Tyr-Arg-Pro-Leu-Asn-Ile-Gln-Phe-

	51	Thr-Leu-Val-Gly-Leu-Glu-Ile-Trp-Ser-Asn-

	61	Gln-Asp-Leu-Ile-Thr-Val-Thr-Ser-Val-Ser-

	71	His-Asp-Thr-Leu-Ala-Ser-Phe-Gly-Asn-Trp-

	81	Arg-Glu-Thr-Asp-Leu-Leu-Arg-Arg-Gln-Arg-

	91	His-Asp-Asn-Ala-Gln-Leu-Leu-Thr-Ala-Ile-

	101	Asp-Phe-Asp-Gly-Asp-Thr-Val-Gly-Leu-Ala-

	111	Tyr-Val-Gly-Gly-Met-Cys-Gln-Leu-Lys-His-

	121	Ser-Thr-Gly-Val-Ile-Gln-Asp-His-Ser-Ala-

	131	Ile-Asn-Leu-Leu-Val-Ala-Leu-Thr-Met-Ala-

	141	His-Glu-Leu-Gly-His-Asn-Leu-Gly-Met-Asn-

	151	His-Asp-Gly-Asn-Gln-Cys-His-Cys-Gly-Ala-

	161	Asn-Ser-Cys-Val-Met-Ala-Ala-Met-Leu-Ser-

	171	Asp-Gln-Pro-Ser-Lys-Leu-Phe-Ser-Asp-Cys-

	181	Ser-Lys-Lys-Asp-Tyr-Gln-Thr-Phe-Leu-Thr-

	191	Val-Asn-Asn-Pro-Gln-Cys-Ile-Leu-Asn-Lys-

	201	Pro

B-1

EXHIBIT C

NUVELO PATENT RIGHTS AS OF THE EFFECTIVE DATE

PATENTS

COUNTRY	TITLE	PATENT #
ALBANIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	01133

ARMENIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

AUSTRALIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	769313

AUSTRIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

AZERBAIJAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

BELARUS	PHARMACEUTICAL COMPOSITIONS OF FlBRINOLYTIC AGENT	004627

BELGIUM	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

CYPRUS	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

DENMARK	PHARMACEUTICAL COMPOSITIONS OF FlBRINOLYTIC AGENT	1220685

EURASIAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

EUROPEAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

FEDERATION OF RUSSIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

FINLAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

FRANCE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

GERMANY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

GREAT BRITAIN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

GREECE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

HONG KONG	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	HK1049112

IRELAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

ITALY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

KAZAKHSTAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

KYRGYZSTAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

LATVIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

PATENTS

COUNTRY	TITLE	PATENT #
LITHUANIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

LUXEMBOURG	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

MACEDONIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	P-20040168

MEXICO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	230347

MOLDOVA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

MONACO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

NETHERLANDS	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

NEW ZEALAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	518007

NEW ZEALAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	530959

PORTUGAL	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

ROMANIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

SINGAPORE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	88065

SLOVENIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

SOUTH AFRICA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2002/2400

SPAIN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	ES2218228 T3

SWEDEN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

SWITZERLAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685

TAJIKISTAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

TURKMENISTAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	004627

ALBANIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	AL-P-2005-01519

AUSTRALIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	767827

AUSTRIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

BELGIUM	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

CYPRUS	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

DENMARK	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

PATENTS

COUNTRY	TITLE	PATENT #
EURASIAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	005944

EUROPEAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

FINLAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

FRANCE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

GERMANY	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	60019147.8

GREAT BRITAIN	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

GREECE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	3053219

HONG KONG	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	HK1049351

IRELAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

ITALY	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

LATVIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

LITHUANIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

LUXEMBOURG	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

MACEDONIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

MONACO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

NETHERLANDS	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

NEW ZEALAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	517951

PORTUGAL	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

ROMANIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

SINGAPORE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	87654

SLOVENIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	P-200030687

SPAIN	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	ES2240167 T3

SOUTH AFRICA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2002/2206

SWEDEN	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

PATENTS

COUNTRY	TITLE	PATENT #
SWITZERLAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1224298

AUSTRIA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	E298585

BELGIUM	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

CYPRUS	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

DENMARK	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

EUROPEAN PATENT OFFICE	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

FINLAND	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

FRANCE	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

GERMANY	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	600211118.08

GREAT BRITAIN	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

GREECE	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	EP/27757

HONG KONG	USE OF FIBRINOLYTIC METALLOPROTEINASES FOR THE THERAPEUTIC TREATMENT OF A BLOOD CLOT	HK1050845

IRELAND	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

ITALY	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

LITHUANIA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

LUXEMBOURG	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

PATENTS

COUNTRY	TITLE	PATENT #
MACEDONIA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

NETHERLANDS	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

PORTUGAL	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

ROMANIA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

SLOVENIA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

SOUTH AFRICA	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	2005/0610

SPAIN	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	1239873

SWEDEN	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

SWITZERLAND	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	1239873

TURKEY	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	2005/03702

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT #
AUSTRALIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2004201694

BRAZIL	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	Pl 0014420-7

BULGARIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	106578

CANADA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2385966

CHINA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	00816379.0

CZECH REPUBLIC	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	PV 2002-1033

EURASIAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	200400182

EUROPEAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	04007657.2

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT #
HONG KONG	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	05100485.7

HUNGARY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	P0202654

ISRAEL	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	148842

JAPAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2001-527816

NEW ZEALAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	540967

NORWAY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	0020021500

POLAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	P-355016

SERBIA & MONTENEGRO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	P-233/02

SINGAPORE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	200400542-7

SLOVAK REPUBLIC	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	424-2002

SOUTH KOREA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	10-2002-7004128

WIPO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	PCT/US00/27022

AUSTRALIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2004200776

BRAZIL	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PI 0014414-2

BULGARIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	106577

CANADA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2386185

CHINA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	00816321.9

CZECH REPUBLIC	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PV 2002-1034

EURASIAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	200400290

EUROPEAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	05006771.9

HONG KONG	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	N/A

HUNGARY	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	P0202650

ISRAEL	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	148787

JAPAN	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2001-528597

MEXICO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PA/a/2002/003126

MEXICO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PA/a/2004/012436

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT #
NEW ZEALAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	530114

NORWAY	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	20021501

POLAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	P-355017

SERBIA & MONTENEGRO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	P-225/02

SERBIA & MONTENEGRO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	P-596/04

SINGAPORE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	200401889-1

SLOVAK REPUBLIC	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PV0423-2002S

SOUTH KOREA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	10-2002-7004225

WIPO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PCT/US00/27029

AUSTRALIA	METHOD FOR LOCALIZED ADMINISTRATION OF FlBRINOLYTIC METALLOPROTEINASES	24346/01

CANADA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	2394613

EUROPEAN PATENT OFFICE	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	05013933.6

HONG KONG	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	N/A

JAPAN	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	2001-544901

MEXICO	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	PA/a/2002/006024

WIPO	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	PCT/US00/34143

AUSTRALIA	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	2003279258

BRAZIL	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	PI 0312149-6

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT #
CANADA	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	2489997

CHINA	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	03819829.0

CZECH REPUBLIC	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	PV2005-23

EURASIAN PATENT OFFICE	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	200500065

EUROPEAN PATENT OFFICE	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	03742133.6

HONG KONG	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	05105128.9

ISRAEL	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	165834

JAPAN	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	2004-516120

MEXICO	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	PA/a/2004/012847

NEW ZEALAND	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	537454

NORWAY	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	20050328

PHILIPPINES	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	1-2004-502094

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT #
POLAND	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	N/A

SERBIA & MONTENEGRO	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	P-31/05

SINGAPORE	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	200407561-0

SLOVAK REPUBLIC	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	PV 5003-2005

SOUTH KOREA	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	10-2004-7020869

WIPO	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCLUSION USING FIBRINOLYTIC METALLOPROTEINASES	PCT/US03/19702

EXHIBIT D

BAYER’S EXCLUSIONS TO COMPETITIVE PRODUCTS

[ATTACHED]

EXHIBIT D

[    *    ]

[*]	Certain confidential information contained in this document, marked by brackets has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT E

SUMMARY OF BUDGET FOR GLOBAL DEVELOPMENT PROGRAMS IN 2006

[ATTACHED]

Alfimeprase Expenses (December Update)

Future Expenses

figures are (‘000)

	2006			2006
	Q1	Q2	Q3	Q4	Total
Clinical / Regulatory
• PAO/CO	[		*
• DVT/ Stroke			*
• FTE Allocation ($)			*
• FTE Equivalent (#)			*
Manufacturing
• Bulk Drug Substance (Avecia)			*
• Final Drug Product Production [ * ]			*
• Stability & Product Characterization [ * ]			*
• Other Product Characterization, Process Validation,
Clinical Packaging & Distribution			*
• Consultants			*
• Headcount Related			*
• FTE Allocation ($)			*
• FTE Equivalent (#)			*
Capital & Software
• SAS/CDM/Safety Database			*
• Formulation tanks & Other Capital			*
G&A (Allocation)	—	—	—	—	—

Total cost			*		]

Notes:

2006 expenses based on a $[    *    ] FTE rate

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Alfimeprase Financials (Dec Update)